UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant [    ]

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[    ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[X] Definitive proxy statement.

[    ] Definitive additional materials.

[    ] Soliciting material pursuant to § 240.14a-12.

Antares Pharma, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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ANTARES PHARMA, INC.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

April 15, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Antares Pharma, Inc., to be held at 10:00 a.m., local time, on Thursday, May 28, 2015, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103.

The notice of Annual Meeting and the proxy statement that appear on the following pages describe the matters scheduled to come before the meeting. At the meeting, I will report on our Company’s performance during the past year, as well as other current items of interest to our stockholders. In addition, certain members of our Board of Directors and management team, as well as representatives of KPMG LLP, our independent registered public accounting firm, will be available to answer your questions.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this notice of Annual Meeting, proxy statement, our 2014 Annual Report on Form 10-K and the electronic proxy card for the meeting to our stockholders via the Internet by sending them a Notice of Internet Availability of Proxy Materials (the “Notice”) that explains how to access our proxy materials and how to vote online. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials. If you received the Notice and would like us to send you a printed copy of our proxy materials, please follow the instructions included in the Notice.

Your vote is important. I hope you will join us at the Annual Meeting of Stockholders. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible by submitting your proxy. You may vote your proxy three different ways: by mail, via the internet, or by telephone. You may also be entitled to vote in person at the meeting. Please refer to detailed instructions included in the proxy statement or in the Notice.

On behalf of our Board of Directors and our employees, thank you for your continued support of and interest in Antares Pharma, Inc.

Sincerely,

Eamonn P. Hobbs
President and Chief Executive Officer

ANTARES PHARMA, INC.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

NOTICE IS HEREBY GIVEN of the 2015 Annual Meeting of Stockholders of Antares Pharma, Inc., a Delaware corporation.

Date & Time:	Thursday, May 28, 2015, at 10:00 a.m. local time

Place:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103

Items of Business:	1.	To elect three directors to Class II of the Company’s Board of Directors for a term of three years.

	2.	To hold an advisory vote to approve our named executive officer compensation as disclosed in this proxy statement.

	3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

	4.	To transact other business that may properly come before the meeting.

Record Date:		All stockholders of record as of the close of business on Monday, April 6, 2015 will be entitled to vote at the 2015 Annual Meeting of Stockholders.

The items of business listed above are more fully described in the proxy statement accompanying this notice of Annual Meeting. The accompanying proxy statement or the Notice of Internet Availability of Proxy Materials are being mailed or made available on the internet to stockholders on or about April 15, 2015.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote as soon as possible by submitting your proxy. You may vote your proxy three different ways: by mail, via the internet, or by telephone. You may also be entitled to vote in person at the meeting. Please refer to detailed instructions included in the accompanying proxy statement or in the Notice of Internet Availability of Proxy Materials.

By order of the Board of Directors,

Jennifer Evans Stacey
Secretary

April 15, 2015

Important notice regarding the availability of proxy materials for the 2015 Annual Meeting of Stockholders to be held on May 28, 2015:

This proxy statement and our 2014 Annual Report on Form 10-K are available directly at:

https://materials.proxyvote.com/036642

PROXY STATEMENT OF

ANTARES PHARMA, INC.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

PROXY STATEMENT OF ANTARES PHARMA, INC.

100 Princeton South, Suite 300, Ewing, New Jersey 08628
Annual Meeting of Stockholders to be held
May 28, 2015

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Antares Pharma, Inc. (referred to in this proxy statement as Antares, Antares Pharma, we, our, us or the Company), to be used at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 28, 2015. This proxy statement or the Notice of Internet Availability of Proxy Materials (the “Notice”) are being mailed or made available on the internet to stockholders on or about April 15, 2015.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials, including the notice of the Annual Meeting, this proxy statement, our 2014 Annual Report on Form 10-K and the electronic proxy card for the meeting over the Internet by sending them the Notice that explains how to access our proxy materials and how to vote online. The proxy materials will be posted on the internet at www.proxyvote.com no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

The Notice contains important information, including:

—	The date, time and location of the Annual Meeting;

—	A brief description of the matters to be voted on at the Meeting;

—	A list of the proxy materials available for viewing at www.proxyvote.com;

—	The control number you will use to access the site; and

—	Instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by e-mail will remain in effect until the stockholder terminates such election. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

You can view the proxy materials for the Annual Meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction card.

This proxy statement and our 2014 Annual Report on Form 10-K are available indirectly in the Investor Relations section of our website at www.antarespharma.com. You may access this material by choosing the “Investor Relations” button at the top of the page, and then selecting “SEC Filings” from the items listed in the Investor Relations section. The information on our website is not part of this proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

-i-

VOTING AT THE MEETING

Only holders of record of shares of the Company’s common stock, par value $0.01 per share (“common stock”), at the close of business on April 6, 2015, the record date, are entitled to vote at the Annual Meeting. As of that date, there were 131,751,104 shares of common stock outstanding. Each stockholder entitled to vote shall have the right to cast one vote for each share of common stock outstanding in such stockholder’s name.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

You may vote by any of the following methods:

—

In person.    Stockholders of record and beneficial stockholders with shares held in street name (held in the name of broker or other nominee) may vote in person at the Annual Meeting. If you hold shares in street name, you must obtain a legal proxy from your broker or other nominee to vote in person at the Annual Meeting.

—	By phone or via the Internet. You may vote by proxy, either by phone or via the Internet, by following the instructions provided in the Notice, proxy card or voting instruction card.

—	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card.

If you vote by phone or via the Internet, please have your Notice or proxy card available. The control number appearing on your Notice or proxy card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned a proxy card by mail.

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may do this by submitting a new proxy with a later date, submitting a written notice of such revocation to our Corporate Secretary at the address at the address set forth on the first page of this proxy statement; by voting by telephone or by using the Internet; or by attending the Meeting and voting in person. Attending the Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a bank or brokerage firm, you will need to request a proxy from the bank or broker and bring it with you to vote at the meeting. Unless so revoked, the shares represented by such proxy will be voted at the Annual Meeting of Stockholders and at any adjournment thereof in the manner specified.

The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum. If a broker that is a record holder of common stock does not return a signed proxy, the shares of common stock represented by such proxy will not be considered present at the Annual Meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of common stock does return a signed proxy, but is not authorized to vote on one or more matters (with respect to each such matter, a “broker non-vote”), the shares of common stock represented by such proxy will be considered present at the Annual Meeting for purposes of determining the presence of a quorum. A broker that is a member of the New York Stock Exchange is prohibited, unless the stockholder provides the broker with written instructions, from giving a proxy on non-routine matters. The only routine matter included in this proxy statement is the ratification of the appointment of KPMG. Consequently, your brokerage firm or other nominee may not vote your shares with respect to the other proposals.

Assuming a quorum is present:

—

a plurality of the votes cast by stockholders present, in person or by proxy, and entitled to vote for the election of directors at the Annual Meeting will be required to elect the members of the Board of Directors of the Company.

—	the affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required to:
—	approve, on an advisory basis, our named executive officer compensation as disclosed in our proxy statement; and
—	ratify the appointment of the independent registered public accounting firm for the fiscal year ending December 31, 2015.

For each of these proposals, abstentions and broker non-votes will have no effect on the outcome of the vote.

The shares of common stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder’s directions. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares represented by that proxy will be voted “FOR” the nominees for election as directors named under the caption “Election of Directors,” “FOR” the approval, on an advisory basis, of the executive compensation for our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

Proposal No. 1

ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors that constitute the Board of Directors shall be fixed from time to time by the Board of Directors, and our Certificate of Incorporation provides that directors shall be divided into three classes of as nearly equal size as possible. The Board of Directors has set the number of directors at eight. The members of each class are elected to serve a three-year term, and the terms of each class are staggered. Following the recommendation for nomination by our Governance and Nominating Committee, the Board of Directors has nominated the persons named below for election as directors.

The accompanying proxy will be voted in favor of the election of the following nominees for director, unless the stockholder giving the proxy indicates to the contrary on the proxy. The nominees have agreed to stand for election at the Annual Meeting and to serve if elected. If any nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors to fill such vacancy, unless the stockholder giving the proxy indicates to the contrary on the proxy.

Nominees for Class II Directors to be elected at the Annual Meeting for a term continuing until the 2018 Annual Meeting of Stockholders

Anton G. Gueth                                         Age 58

Mr. Gueth joined the Board of Directors in October 2003 and serves as Chairman of our Compensation Committee and as a member of our Audit Committee and our Governance and Nominating Committee. Since 2003 Mr. Gueth has served as President of Gueth Consulting LLC, which focuses on business development and alliance management in the pharmaceutical industry. He was previously a Managing Director of Burrill Securities, a merchant bank specialized in the health care field, and since 2014 has been serving as Managing Director of EVOLUTION Life Science Partners, an advisory firm specialized on investment banking activities in the healthcare sector. Mr. Gueth was a member of the board of Spectrum Pharmaceuticals, Inc. for the period July 2012 to June 2013. His career includes nearly 19 years with Eli Lilly and Company (“Lilly”), most recently as director of Alliance Management. He also served as General Manager of Lilly’s African and Middle Eastern operations; Vice President of Financial Planning and Treasury of PCS Health Systems; Managing Director of Lilly’s Saudi Arabia, Gulf and Yemen operations, as well as other sales, marketing and financial positions. Mr. Gueth earned a Masters Degree in agricultural economics from the Justus Liebig University in Giessen, Germany, as well as a Masters Degree in public affairs from Indiana University. He is a director of the American Liver Foundation, Northern California Chapter.

Mr. Gueth’s extensive financial experience provides valuable insights to both the Audit Committee and the Board of Directors. In addition, his experience as a consultant specializing in the health care field enables him to share with the Board of Directors considerable knowledge regarding healthcare and pharmaceutical industry trends in business development and alliance management with regards to Antares Pharma partners.

Eamonn P. Hobbs                                     Age 56

Mr. Hobbs joined Antares Pharma as President and Chief Executive Officer in June 2014. Mr. Hobbs was appointed to the Board of Directors in August 2009 and served as a member of our Audit Committee and our Governance and Nominating Committee until June 2014. Mr. Hobbs has over 30 years of experience in the medical device and combination products industry, including the medical specialty fields of interventional radiology, vascular surgery, interventional cardiology, surgical oncology and gastroenterology. From 2009 to 2013 Mr. Hobbs served as President and Chief Executive Officer of Delcath Systems, Inc., a specialty pharmaceutical and medical device public company specializing in cancer treatment. Prior to Delcath Systems, Inc., Mr. Hobbs served as President and Chief Executive Officer of AngioDynamics, Inc., a company he co-founded in 1988 as a division of E-Z-EM, Inc. which grew into a leading medical technology public company with a highly diverse product line and which became traded on NASDAQ Stock Market, LLC (“NASDAQ”) in 2004. Throughout his 21 year tenure there, he led its efforts in marketing, strategic planning, product development and general management. From 1988 to 2004, Mr. Hobbs also served as Executive Vice President of Business Development of E-Z-EM, Inc., a NASDAQ-traded company. Before joining AngioDynamics, Mr. Hobbs was Director of Marketing and Product Development at NAMIC; founder, President and Chief Executive Officer of Hobbs Medical, Inc; and a Product Development Engineer at Cook Incorporated.

Mr. Hobbs received a Bachelor of Science in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts (Lowell). Mr. Hobbs recently served as Chairman of the Board of Directors of the Medical Device Manufacturers Association and from 2009 to 2013 served as Chairman of the Board of Directors of Cappella Cardiovascular Innovations, Incorporated. Mr. Hobbs is currently Chairman of the Board of Directors of Morris Innovative, Inc. and Marvao Medical Devices, Ltd, and serves on the Board of Directors of Harmonic Medical, Inc. From 2009 until 2014, Mr. Hobbs served on the Board of Governors of the Glens Falls Hospital.

Mr. Hobbs’ knowledge of our Company, by virtue of his services as President and Chief Executive Officer, enables him to provide valuable insight into our operations and personnel. His long career in the medical device, pharmaceutical and combination products industry and his executive experience at companies in that industry enables him to assist the Board of Directors in addressing many important issues, such as regulatory matters related to medical devices. Moreover, his executive experience in the private sector enables him to contribute meaningfully to the Board of Directors in considering a variety of operational and financial matters.

Robert P. Roche, Jr.                                     Age 59

Mr. Roche joined the Board of Directors in July 2013 and is a member of our Audit Committee. He served as a member of our Governance and Nominating Committee until February 2015. He is the founding member of Robert Roche Associates LLC, a consulting firm providing guidance to the pharmaceutical and healthcare industries. He created this firm upon his retirement from Cephalon Inc. in February 2010. He joined Cephalon in January 1995 as the Vice President of Sales and Marketing and was named Executive Vice President, Worldwide Pharmaceutical Operations of Cephalon in 2005. Before joining Cephalon, Mr. Roche served as Director and Vice President, Worldwide Strategic Product Development, for SmithKline Beecham’s central nervous system and gastrointestinal products business. He also was managing director of SmithKline’s pharmaceutical operations in the Philippines. Prior to that, he held senior marketing positions in Canada and Spain and had product planning responsibilities for SmithKline in Latin America. Mr. Roche began his pharmaceutical career in 1982 with SmithKline & French as a U.S. pharmaceutical sales representative. Mr. Roche is a member of the Board of Directors of Aratana Therapeutics, Inc. of Kansas City, Kansas, a publicly traded pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for companion animals. He formerly served as a Director of LifeCell Inc. until its acquisition in 2008, EKR Therapeutics until its acquisition in 2012, Civitas Therapeutics, Inc. until its acquisition in 2014, and NuPathe Inc. until its acquisition in 2014. He also serves on the Boards of Bryn Mawr Hospital and Westtown School. He is a graduate of Colgate University and earned an MBA from The Wharton School at the University of Pennsylvania.

Mr. Roche’s experience in a global pharmaceutical company and his success in commercial operations and product launches will enable him to assist the Board of Directors in addressing many important issues, including the launch of new products.

Class III Directors whose term continues until the 2016 Annual Meeting of Stockholders

Thomas J. Garrity                                         Age 66

Mr. Garrity joined the Board of Directors in October 2003 and serves as Chairman of our Audit Committee and as a member of our Governance and Nominating Committee. He was Executive Vice President and Chief Financial Officer for PCS Health Systems, a provider of managed pharmaceutical care, from 1994 to 2000. Prior to that, Mr. Garrity held various positions at Eli Lilly and Company, including Director of Public Policy Planning and Development; Director of Corporate Financial Planning; and other international, marketing and financial positions. Mr. Garrity holds a B.S. degree from the Massachusetts Institute of Technology in aerospace engineering and an MBA in finance from the University of Chicago. Since 2002 he has served as a private investor and consultant.

Mr. Garrity’s long executive experience in the pharmaceutical arena and additional extensive experience in leadership positions in pharmaceutical companies enable him to assist the Board of Directors in assessing government regulatory considerations and other matters facing the pharmaceutical industry and the companies operating therein. In addition, his experience as a financial executive enables him to provide knowledgeable perspectives on financial matters.

Jacques Gonella, Ph.D.	Age 73

Dr. Gonella has served on the Board of Directors since 2001 and served as the Chairman of the Board of Directors from January 2001 to October 2008. He served as a member of our Governance and Nominating Committee until February 2015. Dr. Gonella was the founder of Permatec (a Swiss company that was merged with Medi-Ject, Inc. to form Antares Pharma, Inc.) and had served as the Chairman of the Board of Directors of Permatec since its founding in June 1997. Prior to founding Permatec, Dr. Gonella founded JAGO Pharma AG in 1983 and served as its President and Chief Executive Officer until its acquisition in May 1996 by SkyePharma, PLC, a United Kingdom company listed on the London Stock Exchange and quoted on NASDAQ. Prior to the founding of JAGO, Dr. Gonella occupied various positions with F. Hoffman-La Roche Ltd. and Pfizer Inc. He previously served as a member of the Board of Directors of Protherics PLC, London and he currently serves on the Board of Directors of several private companies. He is a private investor and since 1997 has served as proprietor of JG Consulting AG, Switzerland. Dr. Gonella holds a doctorate in analytical chemistry from the Polytechnic Institute of Lausanne, Switzerland.

Dr. Gonella’s experience in, and knowledge concerning, public companies and his extensive corporate and board experience in the pharmaceutical industry provides valuable insights into our corporate governance and operations. Moreover, his lengthy experience in operating and financial management enables him to provide useful insights on executive management considerations. Further, Dr. Gonella’s intimate knowledge of the Company, by virtue of his lengthy service on the Board of Directors, enables him to provide valuable insight regarding our operations.

Class I Directors whose term continues until the 2017 Annual Meeting of Stockholders

Leonard S. Jacob, M.D., Ph.D.	Age 66

Dr. Jacob has served as the Chairman of the Board of Directors since October 2008. Dr. Jacob joined the Board of Directors in January 2007 and is the Chairman of our Governance and Nominating Committee and is a member of our Compensation Committee. In 2006, Dr. Jacob was named Chairman of the Board of Bradley Pharmaceuticals which was subsequently acquired by Nycomed. He founded InKine Pharmaceutical Company Inc. in 1997 and served as Chairman and CEO from its founding until the company was acquired by Salix Pharmaceuticals in 2005. In 1989, Dr. Jacob co-founded Maganin Pharmaceuticals and served as its Chief Operating Officer until 1996. From 1980 to 1989, Dr. Jacob served in a variety of executive roles including Worldwide Vice President of SmithKline & French Labs (now Glaxo-SmithKline) and as a member of their Corporate Management Committee. He earned a Ph.D. in pharmacology from Temple University School of Medicine and an M.D. from the Medical College of Pennsylvania (Drexel University College of Medicine). Dr. Jacob currently serves as Chairman of Life Science Advisors, a consulting group to the healthcare industry. He also serves on the Board of Directors of QuiqMeds, a private digital drug dispensing company, the Board of Overseers for Temple University School of Medicine, the Board of Trustees of the University of the Sciences in Philadelphia. Dr. Jacob was a founding Director of the Jacob Internet fund, a public mutual fund where he served from 1999 to 2010.

Dr. Jacob’s experience on, and knowledge concerning, public company directorships and his extensive executive experience provides valuable insights into our corporate governance. Moreover, his lengthy experience in operating and financial management enables him to provide useful insights on executive management considerations. His background as a practicing physician allows him to provide the Board of Directors with a physician’s insight on matters facing the Company.

Marvin Samson	Age 73

Mr. Samson joined the Board of Directors in May 2013 and is a member of our Compensation Committee. He served as a member of our Governance and Nominating Committee until February 2015. Mr. Samson is an expert in injectable manufacturing and delivery systems. He was formerly Group Vice President - Worldwide Injectables of Teva, previously having served as CEO and a member of the Board of Directors of Sicor. He was a founder and CEO of Elkins-Sinn, Inc. (now a division of Hikma) and Marsam Pharmaceuticals. He is the founder and CEO of Samson Medical Technologies, a privately held company providing hospital and alternate site pharmacists with injectable drug delivery systems and programs. Mr. Samson is Chairman of The University of Sciences Board of Trustees and serves on the Board of Directors of Flynn Pharma. Mr. Samson served as Chairman of the Board of Directors of JHP Pharma until February 2014 and as Chairman of the Board and CEO of Qualitest Pharmaceuticals prior to its purchase by Endo Pharmaceuticals in late 2010. Mr. Samson was a Director of Emcure Pharmaceuticals, Ltd. and was formerly a Director of Baxa Corporation where he served on the audit and compensation committees. Mr. Samson is also a Trustee of three non-profit organizations, Virtua Health, The Franklin Institute and Cooper Medical School of Rowan University. Mr. Samson is the holder of five U.S. patents pertaining to pharmaceutical manufacturing. Mr. Samson graduated from Temple University with a B.S. in Chemistry.

Mr. Samson’s extensive pharmaceutical industry experience and his expertise in injectable manufacturing and delivery systems enables him to provide valuable insight on the Company’s products and strategy.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a plurality of votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect the three nominees. That means the nominee will be elected if he receives more affirmative votes than any other nominee.

The Board of Directors unanimously recommends votes FOR the election of Anton G. Gueth, Eamonn P. Hobbs and Robert P. Roche, Jr.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Certificate of Incorporation and Bylaws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board of Directors.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board of Directors and specify criteria to assist the Board of Directors in determining Director independence. These criteria supplement the listing standards of the NASDAQ and the regulations of the Securities and Exchange Commission (the “SEC”). Our Code of Business Conduct and Ethics sets forth rules of conduct that apply to all of our directors, officers and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.antarespharma.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning Antares Pharma, Inc., 100 Princeton South, Suite 300, Ewing, New Jersey 08628. (Telephone Number: 609-359-3020). With respect to any amendments or waivers of the Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer, principal accounting officer or controller, or persons performing similar functions) we intend to either post such amendments or waivers on our website, www.antarespharma.com, or disclose such amendments or waivers pursuant to a Current Report on Form 8-K.

Board Independence

The Board of Directors has determined that Dr. Jacob, Dr. Gonella, and Messrs. Garrity, Gueth, Roche and Samson are “independent” as defined under the listing standards of NASDAQ. The Board of Directors believes that the NASDAQ independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and uses the requirements in assessing the independence of each of its members.

Meetings and Committees of the Board of Directors

The Board of Directors met eight times during 2014. The Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. During 2014, all of our current directors attended at least 75% of the aggregate number of meetings of the Board of Directors and 88% of the Committees on which they served with the exception of one director who attended 60% of the meetings of the Audit Committee. Our directors are invited, but are not required, to attend our Annual Meetings of Stockholders. Last year, all of our directors then serving attended the 2014 Annual Meeting of Stockholders.

Audit Committee

Messrs. Garrity, Gueth and Roche serve on the Audit Committee with Mr. Garrity acting as Chairman. Mr. Roche was elected to the Audit Committee in May 2014. Mr. Hobbs ceased to serve on the Audit Committee in June 2014 when he was appointed President and Chief Executive Officer of the Company. The Audit Committee met, either telephonically or in person, eight times during 2014. The Audit Committee engages our independent registered public accounting firm, reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and systems of internal controls, and reports the results of its review to, or holds concurrent meetings with, the full Board of Directors. The Board of Directors has determined that Mr. Garrity meets the requirements of an “audit committee financial expert,” as that term is defined by the SEC. Additionally, the Board of Directors has determined that each of the members of our Audit Committee is “independent” within the meaning of the applicable NASDAQ listing standards.

You can find a copy of our Audit Committee Charter by visiting our website at www.antarespharma.com and following the links to “ATRS Investor Information,” “Reports and Documents” and “Audit Committee Charter.”

Compensation Committee

Mr. Gueth, Dr. Jacob and Mr. Samson serve on the Compensation Committee with Mr. Gueth acting as Chairman. The Compensation Committee met, either telephonically or in person, seven times during 2014. The Compensation Committee makes recommendations concerning executive salaries, incentive compensation for employees as well as employee benefits. The Board of Directors as a whole administers our 2008 Equity Compensation Plan (the “Plan”). The Board of Directors appoints the Compensation Committee to perform all of the administrative functions for the Plan. All actions taken by the Compensation Committee for the Plan are reported to the Board of Directors. Additionally, the Board of Directors has determined that each of the members of our Compensation Committee is “independent” within the meaning of the applicable NASDAQ listing standards.

You can find a copy of our Compensation Committee Charter by visiting our website at www.antarespharma.com and following the links to “ATRS Investor Information,” “Reports and Documents” and “Compensation Committee Charter.”

Governance and Nominating Committee

Dr. Jacob, Dr. Gonella, and Messrs. Garrity, Gueth, Hobbs (until his appointment as our President and Chief Executive Officer in June 2014), Roche and Samson served on the Governance and Nominating Committee in 2014, with Dr. Jacob acting as Chairman. On February 9, 2015, the Governance and Nominating Committee made a determination that its members should be composed of the Chairman of the Board of Directors and the Chairman of each of the committees of the Board of Directors. As a result, starting from February 10, 2015, Dr. Jacob, Messrs. Garrity and Gueth serve on the Governance and Nominating Committee, with Dr. Jacob acting as Chairman. The Governance and Nominating Committee met, either telephonically or in person, one time during 2014. The purpose of the Governance and Nominating Committee is:

—	to advise the Board of Directors regarding the membership and operations of the Board of Directors;
—

to identify individuals qualified to serve as members of the Board of Directors, to select, subject to ratification by the Board of Directors, the director nominees for the next annual meeting of stockholders, and to recommend to the Board of Directors individuals to fill vacancies on the Board of Directors;

—

to recommend to the Board of Directors the responsibilities of each Board Committee, the structure and operation of each Board Committee, and the director nominees for assignment to each Board Committee;

—	to oversee the Board of Director’s annual evaluation of its performance and the performance of other Board Committees; and
—	to develop and recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company and to periodically review the guidelines.

Although no formal diversity policy is in place, in performance of its duties, the Governance and Nominating Committee believes that the backgrounds and qualifications of the Board of Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board of Directors to fulfill its responsibilities. Therefore, the Governance and Nominating Committee considers diversity in identifying nominees for directors. In this regard, the Governance and Nominating Committee views diversity in a broad sense, including on the basis of business experience, public service experience, gender and ethnicity.

You can find a copy of our Governance and Nominating Committee Charter by visiting our website at www.antarespharma.com and following the links to “ATRS Investor Information,” “Reports and Documents” and “Governance and Nominating Committee Charter.”

Director Nominations

In connection with our proxy solicitation relating to our Annual Meeting of Stockholders, the Board of Directors recommends a slate of director nominees for election by our stockholders. In addition, the Board of Directors fills vacancies on the Board of Directors when necessary or appropriate. The Board of Directors’ recommendations or determinations are made after consideration of the recommendations of, and information supplied by, our Governance and Nominating Committee as to the suitability of each individual nominee, taking into account the criteria described below and other factors, including the requirements for Board Committee membership. The Board of Directors as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. The Board of Directors also seeks members from diverse backgrounds so that the Board of Directors consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based on contributions that they can make to us. In determining whether to recommend a director for reelection, our Governance and Nominating Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors and Committees of the Board of Directors on which the director served. Our Board of Directors considers recommendations for nominations from a wide variety of sources, including members of our Board of Directors, business contacts, our legal counsel, community leaders and members of our management.

The Board of Directors will also consider candidates for nomination recommended by a stockholder. The procedures for nominating directors for election, other than by the Board of Directors, are set forth in the Bylaws and our Corporate Governance Guidelines. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company (the “Secretary”) at the Company’s principal office. To be timely, a stockholder’s notice of such nominations shall be delivered to the Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. If a stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. Subject to compliance with statutory or regulatory requirements, the Board of Directors does not expect that candidates recommended by stockholders will be evaluated in a different manner than other candidates.

Board Role in Risk Oversight

The Board of Directors regularly and continually receives information intended to apprise the Board of Directors of the strategic, operational, commercial, financial, legal, and compliance risks the Company faces. Oversight of risk is an evolving process in which management continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization. The Board of Directors actively encourages management to continue to drive this evolution. While the Board of Directors has responsibility for oversight of the Company’s risk management practices, the Audit, Compensation and Governance and Nominating Committees of the Board of Directors also have risk management oversight responsibilities. In particular, the Audit Committee focuses on financial risk, including internal controls. The Audit Committee receives, reviews and discusses regular reports from management concerning risk assessment and risk management policies and practices and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company’s strategy and are functioning as expected.

In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that are consistent with the Company’s long term business strategy and objectives, but do not encourage our officers and employees to take unnecessary or excessive risks in performing their duties. To meet its obligations under the SEC’s Enhanced Disclosure Rules, the Company undertook a process to assess to what extent risks arising from our compensation programs for employees are reasonably likely to have a material adverse effect on the Company. We concluded that it is not likely that our compensation policies will have such an effect. The Governance and Nominating Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.

Board Leadership Structure

The Chairman of the Board of Directors is an independent director. The Company and the Board of Directors believe that the oversight function of the Board of Directors is enhanced when an independent director, serving as Chairman, is in a position to set the agenda for, and preside over, meetings of the Board of Directors. We also believe that our leadership structure enhances the active participation of our independent directors.

Communicating with our Board of Directors

You may communicate in writing with any or all of our directors via U.S. mail. Mail should be addressed to Antares Pharma, Inc., c/o Corporate Secretary, 100 Princeton South, Suite 300, Ewing, New Jersey 08628. Our Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated and will forward correspondence directly to the directors as appropriate.

Compensation of Directors

The Company’s non-employee directors are compensated in accordance with a fee schedule that is approved by the Compensation Committee. Each director, other than the Board Chairman, earns an annual equity based compensation award with a targeted fair value of $110,000. The Board Chairman earns an annual equity based compensation award with a targeted fair value of $220,000. In 2014, the directors were issued non-qualified options to purchase shares of common stock for their annual equity-based compensation awards. The annual cash retainer for each director other than the Board Chairman is $45,000 and the annual cash retainer for the Board Chairman is $90,000. The annual retainer for the chairperson of the Audit Committee was increased from $20,000 to $25,000 in May 2014; the annual retainer for the chairperson of the Compensation Committees is $17,000; and the annual retainer for the chairperson of the Governance and Nominating Committee is $7,500 The annual retainer for other members of the Audit Committee was increased from $10,000 to $12,000 in May 2014; the annual retainer for other members of the Compensation Committees is $10,000; and there is no additional retainer for other members of the Governance and Nominating Committee. No additional payments are earned for each Board or Committee meeting. New directors receive a one-time grant of 20,000 stock options.

Annually, the directors can elect to take restricted stock or options in lieu of the cash compensation. The number of restricted shares of common stock issued would be based on the market value of the stock and the number of shares of common stock subject to options granted would be determined based on a valuation using a Black-Scholes calculation. All directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its Committees.

The following table provides information regarding director compensation in 2014, which reflects the standard compensation described above. The table does not include compensation for reimbursement of travel expenses related to attending Board and Committee meetings. In addition, the table does not address compensation for Dr. Wotton when he served as Chief Executive Officer until June 2014 and for Mr. Hobbs from the time he was appointed President and Chief Executive Officer in June 2014, which is addressed under “Executive Compensation” below. Dr. Wotton did not receive, and since his appointment as our President and Chief Executive Officer in June 2014 Mr. Hobbs has not received, additional compensation for serving as a director.

Director Compensation – 2014

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Thomas J. Garrity	$67,953	$-	$110,000	$-	$-	$-	$177,953
Jacques Gonella, Ph.D.	45,000	-	110,000	-	-	-	155,000
Anton G. Gueth	73,181	-	110,000	-	-	-	183,181
Eamonn P. Hobbs (2)	26,428	-	-	-	-	-	26,428
Leonard S. Jacob, M.D., Ph.D.	107,500	-	220,000	-	-	-	327,500
Marvin Samson	55,000	-	110,000	-	-	-	165,000
Robert P. Roche, Jr.	52,088	-	110,000	-	-	-	162,088

(1)

The amounts shown for stock and option awards relate to shares granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the stock and option awards. The assumptions used in determining the amounts for option awards are set forth in note 6 to our consolidated financial statements. At December 31, 2014, the directors held options to purchase an aggregate of 1,735,308 shares of common stock.

(2)	The amounts shown represent Mr. Hobbs’ compensation prior to his appointment as our President and Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation

During 2014, Mr. Gueth, Dr. Jacob and Mr. Samson served on the Compensation Committee. None of the members of the Compensation Committee has been our officer or employee. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.

Proposal No. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the proxy rules under the Exchange Act and as required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is presenting its stockholders with an advisory (non-binding) vote to approve the named executive officer compensation as described in this proxy statement (sometimes referred to as “Say on Pay”).

Accordingly, the following resolution is being presented by the Board of Directors at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding. The Board of Directors and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

During fiscal year 2014, we made significant forward strides toward achieving our strategic growth targets. Most notably, we launched OTREXUP™ (methotrexate injection) for subcutaneous use for the treatment of rheumatoid arthritis and psoriasis in the U.S. We also completed enrollment in a double-blind, multiple-dose, phase 3 study to evaluate the efficacy and safety of QuickShot® Testosterone (QS T) administered subcutaneously once each week to testosterone-deficient adult males. Consistent with its pay for performance philosophy, the Compensation Committee considered the impact of our corporate performance during 2014 in determining named executive officer compensation for 2014, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies.

As described in detail under our Compensation Discussion and Analysis on pages 18 through 28 of this proxy statement, our executive compensation programs are designed to motivate our executives to achieve our primary goals of developing and commercializing novel injectable therapeutic products using our advanced device delivery systems for improved safety and efficacy, reduced side effects, and enhanced patient comfort and adherence and providing our stockholders with a long-term, positive return on their investment. Further, the Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements. In the Compensation Discussion and Analysis, we have provided stockholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and how our compensation plans are administered.

We believe that our executive compensation program, with its balance of short-term and long-term incentives and performance based grants, reward sustained performance that is aligned with long-term stockholder interests. We are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. The Board of Directors believes that the executive compensation as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement aligns with our peer group pay practices and coincides with our compensation philosophy.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, is required to approve the advisory resolution on executive compensation.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Proposal No. 3

RATIFICATION OF SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the Annual Meeting of Stockholders, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015. KPMG LLP has audited our financial statements since 1995.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders to make a statement, if they so desire, and to respond to appropriate questions.

Neither our bylaws nor any other governing documents or law require stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our stockholders.

Audit Fees

Aggregate fees billed to the Company by KPMG LLP during 2014 and 2013 for professional services rendered in connection with the audit of the Company’s annual financial statements, review of the financial statements included in the Company’s quarterly reports, and consents provided for the Company’s S-3 and S-8 registrations statement filings totaled $336,300 and $275,000, respectively.

Audit-Related Fees

There were no fees billed to the Company by KPMG LLP during 2014 or 2013 for audit-related services.

Tax Fees

Aggregate fees billed to the Company by KPMG LLP during 2014 and 2013 for professional services rendered in connection with tax compliance, tax advice and tax planning totaled $25,850 and $32,200, respectively.

All Other Fees

There were no other fees billed to the Company by KPMG LLP in 2014 and 2013.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of non-audit services performed by the independent registered public accounting firm. The Audit Committee’s pre-approval policy prohibits engaging the independent auditor to perform the following services:

•	bookkeeping or other services relating to the accounting records or financial statements,
•	financial information systems design and implementation,
•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,
•	actuarial services,
•	internal audit outsourcing services,
•	management functions,
•	human resource services,
•	broker-dealer, investment advisor or investment banking services,
•	legal services, and
•	expert services unrelated to the audit.

The policy requires pre-approval of the Audit Committee for all audit services, audit-related services, tax services and other services performed by the independent registered public accounting firm and pre-approves these services, subject to an annual aggregate dollar limit for each category. Any proposed services exceeding these limits require specific pre-approval by the Audit Committee. Services not listed in one of these categories also require specific pre-approval from the Audit Committee.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report(s) to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management. In 2014, 100% of all services provided by our principal accounting firm were pre-approved by the Audit Committee or one or more of its members.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, is required to ratify the selection of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants.

EXECUTIVE OFFICERS OF THE COMPANY

The following individuals served as our executive officers as of December 31, 2014:

Name	Age	Position

Eamonn P. Hobbs	56	President, Chief Executive Officer and Director

Robert F. Apple	48	Executive Vice President, Chief Operating Officer

James E. Fickenscher	51	Senior Vice President, Chief Financial Officer

Jennifer Evans Stacey, Esq.	50	Senior Vice President, General Counsel, Human Resources & Secretary

Eamonn P. Hobbs is Antares’ President, Chief Executive Officer and a director. Please see Mr. Hobbs’ biographical information set forth in the Election of Directors section in this proxy statement.

Robert F. Apple is currently Executive Vice President, Chief Operating Officer. He joined the Company in February 2006 as Senior Vice President, Chief Financial Officer and Corporate Secretary and was promoted from the position of Executive Vice President, Chief Financial Officer and President of the Parenteral Products Division to his current role in September 2014. Prior to joining the Company, Mr. Apple served as Chief Operating and Financial Officer at InKine Pharmaceutical Company, Inc. from 2003 to 2005, and Chief Financial Officer from 1997 to 2002. From 1995 to 1997, Mr. Apple was employed by Genaera Corporation, Inc., a biotechnology company, where he held the position of Corporate Controller. From May 1994 until July 1995, Mr. Apple was employed by Liberty Technologies, Inc. as Corporate Controller. Prior to May 1994, Mr. Apple held various positions of increasing responsibility at Arthur Andersen & Company LLP. He holds a B.A. degree in accounting from Temple University and is a CPA. Mr. Apple also serves on the Board of Directors of Kerathin, LLC, a private medical device company in the podiatry field.

James E. Fickenscher is currently Senior Vice President, Chief Financial Officer. He joined the Company in November 2014. Previously, Mr. Fickenscher served as Chief Financial Officer of Auxilium Pharmaceuticals, Inc. from May 2005 until August 2014. From January 2000 until April 2004, Mr. Fickenscher served as Senior Vice President, Chief Financial Officer of Aventis Behring L.L.C., a wholly owned subsidiary of Aventis, predecessor to Sanofi S.A. Mr. Fickenscher joined Aventis Behring L.L.C. in 1995 as Vice President, Business Development and Strategic Planning and, from that time until 2000, also held the positions of General Manager, Japan and Vice President & General Manager, Hemophilia Business Unit. Throughout his tenure at Aventis Behring L.L.C., he was also responsible for strategic planning. Prior to Aventis Behring L.L.C., Mr. Fickenscher worked at Rhone-Poulenc Rorer, predecessor to Sanofi S.A., in its Collegeville, PA and Paris, France offices and at Deloitte & Touche LLP. Mr. Fickenscher received his B.S. at Bloomsburg University of Pennsylvania. He is a member of the American Institute of Certified Public Accountants.

Jennifer Evans Stacey, Esq. is currently Senior Vice President, General Counsel, Human Resources & Secretary. Ms. Stacey joined the Company in May 2014. Previously, Ms. Stacey served as Senior Vice President, General Counsel, Secretary & Human Resources at FXI, Inc. from November 2012 until May 2014. From January 2005 until February 2012, Ms. Stacey served as Executive Vice President, General Counsel, Human Resources and Secretary at Auxilium Pharmaceuticals, Inc. From its formation in October 1995 until April 2004, Ms. Stacey was Senior Vice President, Corporate Communications, and General Counsel of Aventis Behring L.L.C. Prior to Aventis Behring, Ms. Stacey was with Rhône-Poulenc Rorer, predecessor company to Sanofi S.A., first at its headquarters in Collegeville, PA and then at its offices in Paris, France as International Counsel. Ms. Stacey began her legal career at King & Spalding in Washington, DC, where she served as an associate in the Corporate Finance Department. Ms. Stacey graduated with a B.A. from Princeton University and obtained her J.D. from University of Pennsylvania Law School.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Party Transactions

None.

Review, Approval or Ratification of Transactions with Related Parties

We engage in a process whereby we identify and review all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related party would be disclosed in our proxy statement; however, during our fiscal year ended December 31, 2014, we did not have any related party transactions. The process for the review of all potential related party transactions is documented in our written corporate policies. In addition, the Audit Committee reviews and approves or ratifies any related party transaction that is required to be disclosed.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to our Chief Executive Officer, Chief Financial Officer and the other executive officers who served as executive officers during the year, to whom we refer to collectively as our “named executive officers.” Our named executive officers for 2014 were Messrs. Hobbs, Apple and Fickenscher, Ms. Stacey and Dr. Wotton. Dr. Wotton resigned from his position as President and Chief Executive Officer of the Company, effective June 23, 2014, and Mr. Hobbs was appointed President and Chief Executive Officer of the Company, effective on the same date. Ms. Stacey was appointed Senior Vice President, General Counsel, Human Resources and Secretary of the Company, effective May 19, 2014, and Mr. Fickenscher was appointed Senior Vice President and Chief Financial Officer of the Company, effective November 17, 2014. Effective September 15, 2014, Mr. Apple was promoted to the position of Executive Vice President and Chief Operating Officer.

Executive Summary

During fiscal year 2014, we made significant forward strides toward achieving our strategic growth targets although we did not meet our goal for total stockholder return. Most notably, we launched OTREXUP™ (methotrexate injection) for subcutaneous use for the treatment of rheumatoid arthritis and psoriasis in the U.S. In late 2014, we gave notice of termination to our contract sales organization and prepared to hire our own field force effective January 1, 2015, expanding from 27 to 32 sales territories. We also completed enrollment in a double-blind, multiple-dose, phase 3 study to evaluate the efficacy and safety of QuickShot® Testosterone (“QS T”) administered subcutaneously once each week to testosterone-deficient adult males. Additionally, in the pipeline development area, we supported the filing of, and ultimate acceptance by, the U.S. Food and Drug Administration (“FDA”) of an abbreviated new drug application (“ANDA”) of the Exenatide pen product filed by our partner, Teva Pharmaceutical Industries, Ltd. (“Teva”). We were instrumental in the submission of the final amendment to Teva’s Epinephrine pen ANDA in December 2014. We also filed responses to our ANDA of Sumatriptan USP auto injector and received revisions to labeling and minor deficiencies clearing the way for potential approval by the FDA in 2015. Finally, we also advanced our business development activities by securing a development and license agreement with an undisclosed partner to develop an injection device for their undisclosed drug product.

Consistent with its pay for performance philosophy, the Compensation Committee considered the impact of our corporate performance during 2014 in determining named executive officer compensation for 2014, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies.

Our Compensation Committee and senior management are focused on providing an appropriate mix of short-term and long-term incentives, and we are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our named executive officers continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Based upon the strong level of achievement of the foregoing corporate objectives, the Compensation Committee took the following actions with respect to 2014 compensation for our named executive officers:

—

Worked with Pearl Meyer & Partners (“Pearl Meyer”) to update the Company’s compensation study of our executive compensation as compared to the executive compensation of the companies in our peer group; and

—	Awarded salary increases to all of our named executive officers, as discussed in more detail below under the section entitled “Salaries.”

In May 2014, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. We had significant support from our stockholders with respect to the compensation of our named executive officers, with approximately 93.3% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our named executive officer compensation program during 2014, our Compensation Committee considered the strong support our stockholders expressed for our named executive officer compensation practices which emphasizes short and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders.

Looking Forward to 2015

In late 2014, we reengaged Pearl Meyer to assist the Compensation Committee in updating the peer group and conducting an executive compensation analysis that was completed in early 2015, based on the revised peer group. The purpose of Pearl Meyer’s updated report was to ensure that the Company is using the appropriate comparator group for our executive compensation benchmarking, to provide an understanding of how our executive compensation program compares to market practice and to serve as the basis for our Compensation Committee’s discussion regarding current pay competitiveness and potential actions for 2015. The adjustments made to the peer group did not have a material impact on the compensation levels using 2014 survey data from the new peer group, indicating that the Company’s executive compensation program is competitive and consistent with market practice.

In selecting the new peer group, the Compensation Committee used the following key factors: market capitalization, the fact that the comparator company has a commercialized product in the area of drug delivery methods and technologies within specialty pharmaceuticals, revenue and the number of employees. The following 14 comparator companies comprise our new peer group:

— Acura Pharmaceuticals, Inc.	— Eagle Pharmaceuticals Inc.	— Unilife Corporation
— ANI Pharmaceuticals, Inc.	— Ocular Therapeutix, Inc.	— Vanda Pharmaceuticals, Inc.
— Arena Pharmaceuticals, Inc.	— Pain Therapeutics Inc.	— Xenoport, Inc.
— Cellular Dynamics International, Inc.	— Progenics Pharmaceuticals, Inc.	— Zogenix, Inc.
— Census Corporation	— pSivida Corp.

As guidance for the 2015 named executive officer base salary increases, the Compensation Committee used data from the new peer group, along with survey data on cost of living increases. The Compensation Committee expects to use data from the new peer group to determine other compensation levels and programs for the remainder of 2015.

Determination of Competitive Compensation for 2014

In January 2014, Pearl Meyer issued an executive compensation benchmarking report which examined the composition and competitiveness of the Company’s executive compensation program. For purposes of the analysis, the Company’s comparator group of peer companies listed below was the same as the peer group used in the 2013 executive compensation report prepared by Buck Consultants. The comparator group was selected for the following key comparator factors: our competitors, primary area of business being drug delivery methods and technologies within specialty pharmaceuticals, revenue size, number of employees and market capitalization. In general, the comparator group consists of companies up to two times our size and is comprised of 15 drug delivery and specialty pharmaceutical companies that are of comparable size to the Company in terms of market capitalization.

— Acura Pharmaceuticals, Inc.	— Cadance Pharmaceuticals, Inc.	— Ligand Pharmaceuticals Incorporated
— Affymax, Inc.	— Celldex Therapeutics, Inc.	— MAP Pharmaceuticals, Inc.
— Alnylam Pharmaceuticals, Inc.	— Depomed, Inc.	— Novavax, Inc.
— Arena Pharmaceuticals, Inc.	— Delcath Systems, Inc.	— Progenics Pharmaceuticals, Inc
— Avanir Pharmaceuticals, Inc.	— Enzon Pharmaceuticals, Inc.	— Vical Incorporated

To conduct the analysis for 2014, Pearl Meyer reviewed the executive pay packages provided for similar roles among the comparator group set forth in the table above. The purpose of the assessment was to provide a market comparison for the Company’s executive compensation program, provide perspective on our total stockholder return relative to the market on a one and three year basis and to serve as the basis for our Compensation Committee’s discussion regarding current pay competitiveness and potential actions for 2014. The market comparisons in the Pearl Meyer report are based on the pay levels and compensation practices reported in the proxy disclosures of our peer group and survey data for appropriately sized companies in the life sciences industry. Data from the foregoing sources was blended for purposes of the analysis with any equal weighting between the proxy data and the survey data. Our Compensation Committee referred to the report by Pearl

Meyer from January 2014 as a guide in assessing the level of overall compensation of our executives in connection with its setting and adjusting of 2014 cash compensation and equity compensation levels and its assessment of 2014 performance and determining the level of salary increase and bonus amounts to be awarded and for base salary adjustments for 2014.

Based on our compensation objectives and philosophy with reference to the January 2014 study conducted by Pearl Meyer, the Compensation Committee determined that overall compensation for our executive officers generally is aligned with market practice. Total cash compensation (base plus target annual bonus) is consistent with the market median, with base salaries aligned with market median and target annual bonuses exceeding the median and generally consistent with the 75th percentile. Long term incentives are also competitive with market practice. Total direct compensation is positioned at the market median. The Compensation Committee also considered the level of experience of the executive management team and the critical role the executive management team plays in achieving the Company’s strategic goals. The Compensation Committee generally targets the 50th percentile for the named executive officers’ compensation, but has from time to time made and will continue to make, determinations that represent a departure from the general guideline of targeting the 50th percentile for certain compensation elements. In addition, because a significant portion of our compensation is performance-based, if performance targets are achieved (or not achieved), actual cash and equity compensation paid to our named executive officers may vary considerably from that paid to executives in our peer group.

We believe our approach to goal setting, weighting of targets, and evaluation of performance results assists in mitigating excessive risk-taking by our named executive officers that could harm our value or reward poor judgment by our named executive officers. Several features of our programs reflect sound risk management practices. Specifically, we allocate our compensation among base salary and short and long-term incentive compensation target opportunities in such a way as to not encourage excessive risk-taking; we apply Company-wide metrics to encourage decision making that is in the best long-term interests of the Company and our stockholders; we use a mix of equity award instruments under our long-term incentive program, including both stock options and full value awards; and our equity awards vest over multiyear periods and/or are based on performance based vesting. All of the foregoing features are designed to mitigate risk and properly account for the time horizon of risk based on our strategic business objectives. For a more detailed discussion of these features, refer to the discussion below under “Annual Incentive Awards” and “Long-Term Incentives – Equity Compensation.”

The Pearl Meyer January 2014 report indicated that the pay mix for our named executive officers is aligned with market practice with a slight emphasis on long-term incentive compensation versus base salary. The report also indicated that although our three-year total stockholder return was between the median and the 75th percentile of the peer group, our one year total stockholder return fell between the median and 25th percentile. Accordingly, the Compensation Committee believes that tying executive compensation to Company performance is an important tool to increasing long-term stockholder value, as evident by our strong emphasis on long-term, performance-based compensation.

Each named executive officer has an employment agreement with us that includes base salary and annual and long-term incentives. Further details regarding the terms of these agreements are described below.

The charts below represent the mix of target total direct compensation awarded to our Chief Executive Officer and other named executive officers in 2014. Consistent with our pay for performance philosophy, a majority of the target total direct compensation is variable, as it is based on performance. The Company’s Chief Executive Officer is eligible to participate in the same executive programs as the named executive officers; however, a larger proportion of his target total direct compensation is at risk. The charts below include pro-rated base salary and incentive bonus amounts based on the number of days the named executive officers were employed and do not include sign-on awards received in connection with commencement of employment. Dr. Wotton’s 2014 compensation is not reflected in the charts below. As indicated below, approximately 44% of the target total direct compensation awarded to the Chief Executive Officer and 37% awarded to the other named executive officers in 2014 was based on elements that may vary from year to year depending on performance.

Role of our Named Executive Officers in Determining Executive Compensation.

The Compensation Committee has established an annual performance review program for our named executive officers pursuant to which annual corporate and individual performance goals are determined and communicated in writing to each executive at the beginning of each calendar year. For named executive officers other than the Chief Executive Officer, individual goals are proposed by the Chief Executive Officer. The Chief Executive Officer’s goals are approved by the Compensation Committee. Each named executive officer’s evaluation begins with a written self-assessment which is submitted to the Chief Executive Officer. The Chief Executive Officer then prepares an evaluation based on the named executive officer’s self-assessment and the Chief Executive Officer’s own evaluation. This process leads to a recommendation by the Chief Executive Officer for annual executive salary increases and bonuses, if any, which is then reviewed and approved by the Compensation Committee. In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Chairman of the Board and Compensation Committee, which determines his compensation changes and awards. For all named executive officers, annual base salary increases and annual bonuses, to the extent granted, are implemented during the first calendar quarter of the year but before March 15. In connection with 2014 compensation, Dr. Wotton and Mr. Hobbs provided recommendations to the Compensation Committee to assist it in determining compensation levels. While the Compensation Committee utilized this information, and valued Mr. Hobbs’ and Dr. Wotton’s observations with regard to other named executive officers, the ultimate decisions regarding named executive officer compensation were made by the Compensation Committee. Neither Dr. Wotton nor Mr. Hobbs made recommendations as to his own compensation.

Salaries

In February 2014, the Compensation Committee approved salary increases, effective January 1, 2014, of approximately 3% for Dr. Wotton and 5.5% for Mr. Apple. These increases were generally consistent with market practice.

In February 2015, in connection with the Compensation Committee’s evaluation of Company and named executive officer performance during 2014, the Compensation Committee approved base salary increases as set forth in the table below. The named executive officer base salary increases are generally consistent with market practice, as indicated by the peer group compensation reports from Pearl Meyer and other third party compensation studies.

Name	Base Salary for 2014	Base Salary after Increase in February 2015 (effective 1/1/15)
Eamonn P. Hobbs	$560,000	$582,000
Robert F. Apple	$418,000(1)	$429,000
James E. Fickenscher	$350,000	$350,000(2)
Jennifer Evans Stacey, Esq.	$330,000	$343,000
Paul K. Wotton, Ph.D.	$575,000	N/A

(1)	Mr. Apple’s base salary was increased from $380,000 to $418,000 concurrent with his promotion to Chief Operating Officer, effective September 15, 2015.

(2)	Because Mr. Fickenscher joined the Company in the fourth quarter of 2014, it was determined that his base salary should remain at the level agreed to at the start date of his employment.

Annual Incentive Awards

Our principal objective in providing incentive compensation is to provide pay for performance. While we target our opportunities for incentive compensation to be comparable to the median level of our peer group of companies, this guideline is based on target award levels, and actual payouts to the named executive officers can vary significantly based on actual performance.

We set target award levels for our executives based on a percentage of their base salary, as reflected in each named executive officer’s employment agreement. For Mr. Hobbs and the previous CEO, Dr. Wotton, the target annual incentive award is 55% of base salary, and for all other named executive officers, it is 40% of base salary. The Compensation Committee reviewed the performance goals for the named executive officers at its February 2014 meeting and finalized and approved the goals at its May 2014 meeting. In setting the goals for 2014, the Compensation Committee determined the weight any particular goal carried within the applicable category. The corporate goals made up 60% of the 2014 annual incentive award, pipeline development goals made up 30% and organizational goals made up the final 10%.

The three corporate goals included (i) the Company’s stockholder return over 12 months as compared to the companies in the NASDAQ Biotechnology Index (“NBI”) over the same period, (ii) our GAAP revenue and (iii) cost-effective patent protection. The pipeline development goals included (1) initiation of a phase 3 clinical study for one of our product candidates, (2) initiation of at least three new pipeline products for development in 2014, (3) completion of Epinephrine pen development, and (4) provision of device support to allow for submission of a Marketing Authorization Application (“MAA”) in the European Union for a partnered product. The organizational goal involved building out the organization to support rapid growth.

Of the corporate goals, we achieved the patent protection goal. The Company received eight new patents and filed 22 more. The Company reduced its patent costs from 2013 by 14%. Of the pipeline product development goals, we achieved three of the four goals. We initiated a phase 3 clinical study of one of our product candidates. We completed the Epinephrine pen development work for Teva. And, we provided support to allow for the MAA application in the European Union of one of our partnered products. With respect to the new pipeline products, we initiated two new pipeline products in 2014 and are working on identifying additional products for 2015. Finally, we achieved the organizational goal and are continuing to build out the organization to support the rapid growth expected over the next couple of years. We promoted Mr. Apple to Chief Operating Officer and hired Mr. Fickenscher as Chief Financial Officer. In addition, in hiring Ms. Stacey, we created the role of General Counsel and head of Human Resources. We believe installing a solid executive team has helped the Company to establish a strong foundation for stable and steady growth in the future.

Additionally, the Compensation Committee recognized that additional significant goals and milestones were achieved during 2014 that were not contemplated in the goal setting in the February 2014 and May 2014 meetings of the Compensation Committee. Specifically, in the pipeline development area, the Company supported the filing of, and ultimate acceptance by, the FDA of an ANDA of the Exenatide pen product filed by the Company’s partner, Teva. The Company also was instrumental in the submission of the final amendment to Teva’s Epinephrine pen ANDA in December 2014. Finally, the Company also filed responses to its ANDA of Sumatriptan USP auto injector and received revisions to labeling and minor deficiencies clearing the way for potential approval by the FDA in 2015.

At its February 2015 meeting, the Compensation Committee assessed whether and to what extent the applicable performance goals were achieved for 2014. As a result of this assessment and taking into consideration the additional accomplishments in 2014, the Compensation Committee determined that the goals were achieved at a level of 80%. The Compensation Committee determined, however, that because the Company not only failed to achieve the stockholder return goal but had a significant drop in stockholder value, the annual incentive payment for 2014 achievements for the named executive officers would be paid in stock options in lieu of cash in order to align the interests of the executives with stockholders.

The stock option grants for 2014 performance are set forth in the table below. The stock options vest in quarterly installments over one year, beginning March 10, 2015. Dr. Wotton was not granted a stock option.

Named Executive Officer	Number of Stock Options
Eamonn P. Hobbs*	92,500
Robert F. Apple	95,500
James E. Fickenscher*	10,000
Jennifer Evans Stacey, Esq.*	47,000

*Stock options granted were pro-rated based on the number of days the named executive officer was employed by the Company in 2014.

Long-Term Incentives – Equity Compensation

We maintain the 2008 Equity Compensation Plan, which is a broad based omnibus equity compensation program that permits the Compensation Committee to award various types of equity based awards. The Compensation Committee approves all equity grants. The Compensation Committee may make off-cycle grants for newly hired or newly promoted officers, and otherwise makes other grants only in special circumstances. We do not backdate grants of stock options or common stock, nor do we time grants to coincide with the release of material non-public information about us. We believe that our grant practices are appropriate and minimize questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with standard grant procedures.

Pursuant to the Company’s modified long-term incentive program for senior officers, as approved by the Board on May 29, 2014, upon the recommendation of the Compensation Committee, certain of its senior officers, including its named executive officers, receive performance stock units, restricted stock and stock option grants to purchase the Company’s common stock. Under the program, one-half of the value of the annual award for each senior officer was delivered in the form of performance stock units, one-quarter of the value of the annual award was delivered in shares of restricted stock and one-quarter of the value of the annual award was delivered in the form of stock options, in each case granted under the Company’s 2008 Equity Compensation Plan, as amended.

As with 2013, the total value of the annual award to each senior officer is targeted at the 75th percentile of the value of annual awards granted by other companies in the Company’s peer group. The Compensation Committee determined that the 75th percentile of target value of the annual awards granted pursuant to the long-term incentive program was appropriate given the level of experience of the senior officers and the role the senior officers play in furthering the Company’s strategic corporate goals. Pursuant to the Pearl Meyer January 2014 report, a review of market data indicates that the award levels for 2014 should continue to follow the guidelines determined in 2013.

We believe that stock options provide a strong incentive to increase stockholder value, because the value of the options is entirely dependent on the increase in the market price of our common stock following the date of grant. We believe the restricted stock awards deliver excellent value to our senior officers, but use fewer shares than options, thereby benefitting stockholders because the dilutive effect is minimized. We believe that the performance-based restricted stock unit portion of the annual award also provides a strong incentive to create stockholder value because the milestones are related directly to revenue-generating product development.

The stock options (i) have a ten-year term, (ii) have an exercise price equal to the closing price of our common stock, as reported on NASDAQ on the date of grant, (iii) vest in quarterly installments over three years, and (iv) are otherwise granted on the same standard terms and conditions as other stock options granted pursuant to the 2008 Equity Compensation Plan. The restricted stock vests in annual installments over three years.

Performance stock unit awards were granted in May 2014. The performance stock unit awards are earned and vested and convert into actual shares of our common stock based on our attainment of certain performance goals measured over the three-year period beginning January 1, 2014 and ending December 31, 2016 and certain other performance goals measured over the four-year period beginning January 1, 2014 and ending December 31, 2017, in each case, subject to continued employment or service with us through the specified periods. The actual number of shares of our common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of our performance as measured in terms of the following three performance goals: three-year net revenue targets, four-year target relating to product development and three-year total stockholder return targets. All of the performance criteria are equally weighted. For purposes of the first criterion, net revenue will mean GAAP revenue recognized in connection with ongoing operations. The performance goals were chosen by the Compensation Committee because the Compensation Committee believes that net revenue, product development and total stockholder return are the best indicators of increased value for stockholders.

Each performance criterion has levels of achievement designated as threshold, target and maximum with 50% of the performance stock units vesting if the threshold level is achieved; 100% of the performance stock units vesting if the target level is achieved and 150% of the performance stock units vesting if the maximum level is achieved.

The actual number of performance stock units earned and vested will be based on the actual performance level achieved. In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for an applicable performance measure, then no performance stock units will be earned and vested for that performance measure. Threshold level performance may be achieved for one performance measure and not another based on our actual performance during the three year performance period.

The actual number of performance stock units earned and vested will be determined by the Compensation Committee based on the actual performance level achieved with respect to the applicable performance goals based upon the audited financials for the performance period, subject to the items for which performance goals may be adjusted pursuant to the 2008 Equity Compensation Plan and factoring in the weighting for each performance measure (as described above).

If a named executive officer’s employment or service with us terminates prior to the completion of the performance period, then the officer’s performance stock unit award will be forfeited, whether or not the performance goals are met. If a change of control occurs while a grantee is employed by, or providing services to, us, the performance stock unit award will vest as if target performance had been achieved as to each performance goal, such that the target number of shares subject to the award is deemed fully earned and vested as of the date of the change of control.

The grants made to Mr. Apple, Ms. Stacey and Dr. Wotton pursuant to the long-term incentive program were made on May 29, 2014, based on the peer group review completed by Pearl Meyer. Dr. Wotton forfeited all grants made to him on May 29, 2014 when his employment terminated on June 23, 2014. The grants made to Mr. Hobbs occurred on June 23, 2014 in connection with his appointment as President and Chief Executive Officer. Mr. Fickenscher was not eligible to participate in the long-term incentive program for 2014 because he commenced employment in the last quarter of 2014. The stock option, restricted stock and performance stock unit awards are listed below:

The table below summarizes the 2014 performance stock unit awards for the executive officers of the Company:

Named Executive Officer	Minimum Number of Shares That May Be Earned	Target Number of Shares that May Be Earned	Maximum Number of Shares That May Be Earned
Eamonn P. Hobbs	0	182,724	274,086
Robert F. Apple	0	64,725	97,087
James E. Fickenscher	0	0	0
Jennifer Evans Stacey, Esq.	0	48,544	72,816
Paul K. Wotton, Ph.D. (1)	0	177,994	266,991

(1)	Dr. Wotton forfeited all equity awards granted to him in 2014 upon his resignation from the Company in 2014.

The table below summarizes the 2014 restricted shares of common stock and stock options awarded to the executive officers of the Company:

Named Executive Officer	Shares of Restricted Common Stock		Number of Stock Options
Eamonn P. Hobbs	91,362	(2)	500,000	(3)
Robert F. Apple	32,362		56,300
James E. Fickenscher	0		150,000	(4)
Jennifer Evans Stacey, Esq.	24,272		100,000	(4)
Paul K. Wotton, Ph.D. (1)	88,997		154,825

(1)	Dr. Wotton forfeited all equity awards granted to him in 2014 upon his resignation from the Company in 2014.
(2)	As detailed in his employment agreement, Mr. Hobbs was granted restricted stock units rather than restricted stock at the commencement of his employment.
(3)

The stock option grants include a sign-on stock option grant to purchase 340,502 shares of our common stock and a stock option grant that is a portion of the long-term incentive program to purchase 159,498 shares of our common stock.

(4)	The stock option grants to Mr. Fickenscher and Ms. Stacey were sign-on stock option grants made in connection with their commencement of employment.

With respect to performance-based stock units granted to Mr. Apple in 2012 under the Company’s 2008 Equity Compensation Plan, pursuant to which a certain number of stock units could be earned based on the level of achievement of performance goals over the three year performance period commencing January 1, 2012 and ending December 31, 2014, or a four-year performance period commencing January 1, 2012 and ending December 31, 2015, the Compensation Committee determined that the goals related to the commercial launch of methotrexate were achieved at the maximum level, but that certain revenue goals for the 2012 to 2014 performance period were not achieved. Accordingly, effective February 10, 2015, Mr. Apple was issued 12,519 shares of our common stock and he forfeited 8,346 shares of our common stock. An additional number of shares subject to the award may vest as of December 31, 2015 if the applicable performance goals are met. Dr. Wotton forfeited all of the unvested performance-based stock units granted to him when his employment terminated on June 23, 2014.

For additional information regarding stock option and restricted stock award terms, see the narrative accompanying the Grants of Plan-Based Awards table. The dollar amount shown in the Summary Compensation Table reflects the aggregate grant date fair value of the option awards. See the footnotes to the Summary Compensation Table for further information.

Perquisites

We do not have programs for providing personal benefit perquisites to named executive officers, such as separate parking or dining facilities.

Broad-Based Programs

Our named executive officers participate in our broad-based group health plan and 401(k) savings plan offered to all full time employees of the Company. There is no mandatory matching provided by the Company during the year. Annually, the Compensation Committee determines if a discretionary match is to be made based on the performance and financial position of the Company. Under the 401(k) plan, we matched employee contributions at the rate of 50% for each dollar contributed up to the maximum dollar amount that may be deferred under the 401(k) plan for 2014. Employees can designate the investment of their 401(k) accounts from among a broad range of mutual funds. We do not allow investment in our common stock through the 401(k) plan. Please see the table titled “Security Ownership of Directors and Executive Officers” for information regarding stock ownership of our named executive officers. The Company pays the premiums for group term life and disability insurance coverage for the named executive officers on the same terms that apply to all Company employees.

COMPENSATION ADVISER INDEPENDENCE

In connection with the compensation reviews conducted throughout 2014, the Compensation Committee worked directly with Pearl Meyer. Pearl Meyer reported directly to the Compensation Committee and all work conducted by Pearl Meyer for the Company is on behalf, under the direction and the authority, of the Compensation Committee. Pearl Meyer was engaged to provide an executive compensation analysis for 2014, as well as a non-employee director analysis and severance compensation recommendations. Pearl Meyer did not provide services to the Company other than the foregoing consulting services and have no other direct or indirect business relationships with the Company or any of its affiliates.

After examining whether there was a conflict of interest present between the Company and Pearl Meyer, the Compensation Committee concluded that Pearl Meyer did not have any conflicts of interest during 2014. In reaching this conclusion, the Compensation Committee considered the six independence factors relating to committee advisers that are specified in SEC Rule 10C-1.

STOCK OWNERSHIP GUIDELINES

While we do not have formal stock ownership guidelines or holding requirements, in the past our named executive officers continued to hold a majority of the shares issued to them upon vesting or upon attainment of the performance criteria under the performance stock unit awards. Please see the table entitled “Security Ownership of Directors and Executive Officers” for information regarding the holdings of common stock of our current named executive officers.

During 2014, the Compensation Committee updated the Company’s insider trading policy to enhance its anti-hedging provision and to add an anti-pledging provision. Pursuant to the Company’s insider trading policy, the Company prohibits any director, officer or other employee from buying or selling puts or calls of our stock (i.e., entering into a hedging transaction), as well as trading in derivative securities of the Company’s stock or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. The insider trading policy also prohibits any director, officer or other employee from pledging our securities as collateral. None of our directors or executive officers has hedged our common stock. Additionally, none of our directors or executive officers has any outstanding pledges of our common stock. As of December 31, 2014, two of our executive officers sold a total of 32,900 shares of stock under 10(b)5-1 plans in 2014.

CLAWBACK POLICY

We have not yet adopted a formal clawback policy because we await the issuance of clarifying regulations by the SEC regarding required elements of any such clawback policy. As required by section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to adopt a clawback policy upon issuance by the SEC of final rules regarding clawbacks. The 2008 Equity Compensation Plan includes a provision that all grants made under the 2008 Equity Compensation Plan are subject to applicable provisions of our company’s clawback or recoupment policy approved by the Board of Directors or a duly authorized committee thereof, as such policy may be in effect from time to time, whether or not approved before or after the effective date of the 2008 Equity Compensation Plan.

ONGOING AND POST-EMPLOYMENT COMPENSATION

We are a party to employment agreements with each of our named executive officers, which provide for special benefits upon certain types of termination events. In addition, effective May 29, 2014, we established the Antares Pharma, Inc. Severance Plan (the “Severance Plan”) for the benefit of eligible U.S. employees of the Company, with features suggested by Pearl Meyer. The employment agreements and the Severance Plan are designed to be part of a competitive compensation package and provide for severance pay and benefits upon an involuntary termination and for increased severance pay and benefits in the event an eligible employee is terminated from employment in connection with a “change of control” of the Company. The description of these agreements and the Severance Plan below does not include plans that are available generally to our salaried employees and provide for the same method of allocation of benefits for management and non-management employees.

Severance Plan

The Severance Plan is designed to give the Company a basis to provide severance pay on a discretionary basis to certain employees who are terminated from employment on or after May 29, 2014. Although the Severance Plan sets forth conditions to receipt of severance benefits and specifies the amount of severance benefits to be provided to participants, the Company has complete discretion to provide severance benefits to participants who otherwise would be ineligible, deny severance benefits to participants who otherwise would be eligible and provide severance benefits in amounts that differ from those set forth in the Severance Plan.

The Severance Plan does not supersede written employment agreements between the Company and any individual named executive officer, provided, however that severance benefits may be provided under the Severance Plan to the extent the Severance Plan provides the officer with greater benefits than those provided under his or her written employment agreement with the Company. Mr. Hobbs, as Chief Executive Officer of the Company, is not eligible to participate in the Severance Plan.

If the Company determines, in its sole discretion, that a named executive officer’s employment with the Company has been terminated by the Company and the named executive officer is not otherwise ineligible for severance pay, or the named executive officer’s employment with the Company has been terminated by the named executive officer for good reason (as defined in the named executive officer’s employment agreement with the Company), the named executive officer may be eligible to receive severance benefits under the Severance Plan; provided the named executive officer complies with certain terms of the Severance Plan, including, but not limited to, signing and not revoking the Company’s standard waiver and release. The named executive officer may further be required, in the discretion of the Company, to agree to any confidentiality, non-competition, non-solicitation, non-disparagement and other covenants as the Company, in its sole discretion, deems appropriate, and the named executive officer may be required to agree to such additional terms and conditions related to the termination of the employment relationship that the Company, in its sole discretion, decides to require as a condition of receiving severance benefits under the Severance Plan.

The severance pay and benefits that may be paid under the Severance Plan to named executive officers eligible to participate in the Severance Plan other than Mr. Apple are not greater than the severance pay and benefits payable to them under their employment agreements.

The severance benefits that may be paid to Mr. Apple pursuant to the terms of the Severance Plan are greater than the severance benefits that Mr. Apple is entitled to under his employment agreement. To the extent the Company determines that Mr. Apple is eligible to receive severance benefits under the Severance Plan, he is eligible to receive one year of his base salary, paid in installments in accordance with the Company’s normal payroll practices, plus a pro-rated annual bonus at target for the year of termination. If his termination of employment occurs upon or within 12 months following a change of control, then Mr. Apple is eligible to receive 18 months of base salary, paid in installments in accordance with the Company’s normal payroll practices, plus a pro-rated annual bonus at target for the year of termination. In addition, upon such termination of employment upon or within 12 months following a change of control, all of Mr. Apple’s then outstanding equity awards granted pursuant to the 2008 Equity Compensation Plan (or a successor plan), that vest based on Mr. Apple’s continued service with the Company will accelerate, become fully vested and, to the extent applicable, exercisable, and all of Mr. Apple’s then outstanding equity awards that vest based on the attainment of performance criteria shall remain subject to the terms and conditions of the agreement evidencing such performance based award.

In addition, for the period of time for which Mr. Apple is eligible to receive severance payments under the Severance Plan, the Company will reimburse Mr. Apple for the COBRA premiums paid by Mr. Apple for himself and his eligible dependents for continued coverage under the Company’s group health plan, less the amount he would have been required to contribute for group health coverage for such benefits if he were still an active employee of the Company.

If the payments and benefits otherwise payable to Mr. Apple under the Severance Plan would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Apple with a greater net after-tax benefit than would no reduction.

Employment Agreements and Potential Payments upon Termination

Our employment agreements with Messrs. Hobbs, Apple, Fickenscher and Ms. Stacey provide for certain severance payments and other benefits if we terminate such named executive officers’ employment without “cause,” or if the executive officer terminates employment for “good reason,” in each case, without regard to whether the termination occurs in the context of a “change of control.” Certain enhanced severance benefits are payable if the termination is in connection with a change of control. A general description of the definitions of those terms is set forth at the end of this section.

Paul K. Wotton, Ph.D.

Dr. Wotton was a party to an amended and restated employment agreement with the Company, effective as of November 12, 2008. Although Dr. Wotton resigned from his position with the Company effective June 23, 2014 and his employment agreement was terminated upon his resignation, Dr. Wotton’s obligations to maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company and to not disparage the Company in any way continue following the termination of his employment. In addition, for the one-year period after Dr. Wotton’s termination of employment, Dr. Wotton is not permitted to (1) compete against the Company, (2) solicit in any way the customers of the Company; or (3) recruit in any way the employees of the Company. As a result of Dr. Wotton’s resignation, the Company paid Dr. Wotton his base salary and expenses accrued, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of the Company. Dr. Wotton was not entitled to, nor was he paid any, severance as a result of his resignation.

Eamonn P. Hobbs

On June 23, 2014, the Company entered into an employment agreement with Mr. Hobbs. The employment agreement is for three years and automatically renews for consecutive one-year periods unless one of the parties delivers 90 days prior written notice of non-renewal. Pursuant to the employment agreement, Mr. Hobbs is eligible to receive a base salary and an annual performance-based bonus, as well as the stock option, restricted stock unit and performance stock unit awards granted to him on June 23, 2014, all as described above in this Compensation Discussion and Analysis. Pursuant to the terms of the employment agreement, Mr. Hobbs was eligible for reimbursement for reasonable relocation expenses up to a maximum amount of $30,000, and the exact amount for which he was reimbursed is set forth in note 4 to the Summary Compensation Table below. Mr. Hobbs is also eligible to participate in any other equity compensation plans established by the Company for members of management.

Under the employment agreement, Mr. Hobbs is entitled to severance in the event of a termination by the Company without cause or by Mr. Hobbs for good reason. In the event of such termination of employment within the period beginning 60 days immediately prior to a change of control and ending on the last day of the 12-month period immediately following a change of control (the “Change of Control Protection Period”), Mr. Hobbs is entitled to severance equal to:

•	24 months of his then-current base salary, paid in installments over the 24-month period following termination of employment;
•	a pro-rated annual bonus payment for the year of termination based on target performance and the number of days that Mr. Hobbs was employed by the Company in the year of his termination;
•	reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 18 months or until the date he obtains coverage from a new employer; and
•	all outstanding equity grants held by Mr. Hobbs immediately prior to his termination date which vest over time based upon Mr. Hobbs’ continued service will accelerate, become fully vested and/or exercisable, as the case may be, as of Mr. Hobbs’ termination date.

In the event Mr. Hobbs’ employment is terminated by the Company without cause or by Mr. Hobbs for good reason before or after the Change of Control Protection Period, Mr. Hobbs is entitled to severance equal to:

•	12 months of his then-current base salary, paid in installments over the 12-month period following termination of employment;
•	a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days Mr. Hobbs was employed by the Company in the year of his termination;
•	reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 12 months or until the date he obtains coverage from a new employer; and
•	with respect to all outstanding equity grants held by Mr. Hobbs immediately prior to his termination date which vest over time based upon Mr. Hobbs’ continued service, the portion that would have become vested during the 12 month period following Mr. Hobbs’ termination date had he remained employed during such 12 month period will accelerate, become fully vested and/or exercisable, as the case may be, as of Mr. Hobbs’ termination date.

In the event that Mr. Hobbs’ employment is terminated by the Company without cause or by Mr. Hobbs for good reason and Mr. Hobbs does not execute or revokes a release and waiver of claims in favor of the Company and its affiliates, Mr. Hobbs will not be entitled to the severance benefits set forth above.

If Mr. Hobbs’s employment is terminated for any reason, including by the Company for cause, on account of Mr. Hobbs’s death or disability, or if Mr. Hobbs terminates his employment for any reason other than good reason, then the Company will pay Mr. Hobbs all amounts earned, accrued and owing but not yet paid as of the date of his termination, including base salary, bonus, accrued and unused vacation and expenses incurred, and any benefits accrued and due under any applicable benefit plans and programs of the Company.

The employment agreement also provides that if the payments and benefits otherwise payable to Mr. Hobbs under the employment agreement would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Hobbs with a greater net after-tax benefit than would no reduction.

The employment agreement provides that at all times during Mr. Hobbs’s employment and thereafter, Mr. Hobbs will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company, including information received by him prior to the effective date of the employment agreement. In addition, during the term of Mr. Hobbs’s employment with the Company, and for the 12-month period after Mr. Hobbs’s termination of employment (or the 24-month period if Mr. Hobbs’ employment is terminated by the Company without cause or by Mr. Hobbs for good reason during the Change of Control Protection Period), Mr. Hobbs cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company; or (iii) recruit in any way the employees of the Company.

The following table sets forth information regarding potential payments upon termination of employment outside and during the Change of Control Protection Period estimated as of December 31, 2014, assuming the termination and change of control occurred on December 31, 2014, under the terms of Mr. Hobbs’ employment agreement:

	Salary ($)(1)	Pro-rated Bonus ($)		Accelerated Equity ($)	All Other Compensation ($)(6)	Impact of 280G (7)	Total ($)
Termination without cause	560,000	125,985	(2)	78,267(4)	13,780	—	778,032
Termination for good reason	560,000	125,985	(2)	78,267(4)	13,780	—	778,032
Non-renewal of agreement	560,000	125,985	(2)	78,267(4)	13,780	—	778,032
Change of control(8)	1,120,000	162,016	(3)	704,401(5)	20,670	(1,840)	2,005,247

(1)	Payable in regular payroll installments.
(2)	Represents the value of Mr. Hobbs’ discretionary bonus earned for 2014, which was paid in the form of a stock option to purchase 92,500 shares of our common stock.
(3)

Represents the pro-rated annual bonus payment for 2014, based on target performance and the number of days that Mr. Hobbs was employed by the Company in 2014. The pro-rated bonus will be paid in a lump sum.

(4)	Includes the value of unvested options and time-based restricted stock units that would vest during the 12-month period following December 31, 2014.
(5)

Includes the value of the unvested options, time based restricted stock units and performance-based restricted stock units granted to Mr. Hobbs, all of which will accelerate upon a change of control. The performance-based restricted stock unit grant will vest at target on a change of control.

(6)

All Other Compensation consists of the continuation of health and dental insurance benefits for either 12 months, or, if the termination occurs during the Change of Control Protection Period, 18 months.

(7)

Mr. Hobbs’ employment agreement also provides that if the payments and benefits otherwise payable to Mr. Hobbs under the employment agreement or otherwise would constitute excess parachute payments, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Hobbs with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2014, Mr. Hobbs may be subject to an excise tax under section 4999 of the Internal Revenue Code if all amounts were paid and no amounts were considered reasonable compensation for purposes of section 280G of the Internal Revenue Code, so a reduction in the amount $1,840 has been applied to the total.

(8)	These amounts assume that Mr. Hobbs’ employment was terminated without cause or for good reason on the date of the change of control.

Robert F. Apple

Mr. Apple entered into an employment agreement dated February 9, 2006 and further amended on November 12, 2008 and December 14, 2012. Mr. Apple’s agreement is for two years and automatically renews for consecutive one-year periods unless one of the parties delivers 60 days prior written notice of non-renewal. Pursuant to the employment agreement, Mr. Apple is eligible to receive a base salary and an annual performance-based bonus, as described above in this Compensation Discussion and Analysis.

Under his employment agreement, Mr. Apple is entitled to severance in the event of a termination without cause or for good reason both before and after a change of control equal to:

•	Twelve months of his then-current base salary, paid in installments over the 12-month period following termination of employment;
•	reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 12 months or until the date he obtains coverage from a new employer; and

In the event that Mr. Apple’s employment is terminated by the Company without cause or by Mr. Apple for good reason and Mr. Apple does not execute or revokes a release and waiver of claims in favor of the Company and its affiliates, Mr. Apple will not be entitled to the severance benefits set forth above.

If Mr. Apple’s employment is terminated for any reason, including by the Company for cause, on account of his disability or death, or by Mr. Apple without good reason, the Company will pay Mr. Apple (or in the event of his death, his estate) any base salary accrued and unpaid through the date of his termination of employment, earned but unpaid bonus for the prior calendar year, and unreimbursed expenses, and the Company will fulfill its obligations as a result of any of Mr. Apple’s vested benefits as of the date of such termination under any health or welfare benefit plan maintained, or contributed to, by the Company in accordance with the terms and conditions of each such plan or program.

Mr. Apple’s outstanding stock options and time-based restricted stock will fully vest upon a change of control. Except as provided below, grants that vest based upon the attainment of performance criteria will only vest upon a change of control as determined by the Compensation Committee.

Mr. Apple’s employment agreement also provides that if the payments and benefits otherwise payable to Mr. Apple under the employment agreement would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Apple with a greater net after-tax benefit than would no reduction.

In addition, during the term of Mr. Apple’s employment with the Company, and for the one-year period after Mr. Apple’s termination of employment for any reason, Mr. Apple cannot (1) compete against the Company, (2) solicit in any way the customers of the Company; or (3) recruit in any way the employees of the Company. At all times during and after the term of his employment with the Company, Mr. Apple must not divulge any of the Company’s confidential information or disparage the Company in any way.

The following table sets forth information regarding potential payments upon termination of employment prior to or upon a change of control estimated as of December 31, 2014, assuming the termination and change of control occurred on December 31, 2014, under the terms of the Severance Plan:

	Salary ($)(1)	Pro-rated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Impact of 280G(5)	Total ($)
Termination without cause	418,000	167,200	—	19,900	—	605,100
Termination for good reason	418,000	167,200	—	19,900	—	605,100
Non-renewal of agreement	418,000	167,200	—	19,900	—	605,100
Change of control(6)	627,000	167,200	458,085	29,850	—	1,282,135

(1)	Payable in regular payroll installments, pursuant to the terms of the Severance Plan.
(2)

Represents the pro-rated annual bonus payment for 2014, based on target performance and the number of days that Mr. Apple was employed by the Company in 2014, payable pursuant to the terms of the Severance Plan because the terms of the Severance Plan provide Mr. Apple with a greater bonus payment upon termination of employment than that provided under his employment agreement. The pro-rated bonus will be paid in a lump sum.

(3)

Includes the value of the unvested options, time-based restricted stock grants and performance-based restricted stock unit grants held by Mr. Apple as of December 31, 2014, all of which will accelerate upon a change of control. The performance-based restricted stock unit grants will vest at target on a change of control. Pursuant to the terms of Mr. Apple’s employment agreement, he is entitled to full vesting of his options and time-based restricted stock grants upon a change of control, even if his employment is not terminated in connection with such change of control.

(4)

All Other Compensation consists of the continuation of health and dental insurance benefits for either 12 months, or, if the termination occurs upon or within 12 months following a change of control, 18 months.

(5)

The Severance Plan also provides that if the payments and benefits otherwise payable to Mr. Apple under the Severance Plan would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Apple with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2014, Mr. Apple would not be subject to an excise tax under section 4999 of the Internal Revenue Code so no reduction to his payments would apply.

(6)

These amounts assume a termination without cause or for good reason on the date of the change of control, payable pursuant to the terms of the Severance Plan because the terms of the Severance Plan provide Mr. Apple with greater benefits upon a termination in connection with a change of control than those benefits provided under his employment agreement.

James E. Fickenscher

On November 17, 2014, the Company entered into an employment agreement with Mr. Fickenscher. The employment agreement is for one year and automatically renews for consecutive one-year periods unless one of the parties delivers 90 days prior written notice of non-renewal. Pursuant to the employment agreement, Mr. Fickenscher is eligible to receive a base salary and an annual performance-based bonus, as well as the stock option award granted to him on November 20, 2014, all as described above in this Compensation Discussion and Analysis. Mr. Fickenscher is also eligible to participate in any other equity compensation plans established by the Company for members of management.

Under the employment agreement, Mr. Fickenscher is entitled to severance in the event of a termination by the Company without cause or by Mr. Fickenscher for good reason. In the event of such termination of employment within Change of Control Protection Period, Mr. Fickenscher is entitled to severance equal to:

•	12 months of his then-current base salary, paid in installments over the 12-month period following termination of employment;
•	a pro-rated annual bonus payment for the year of termination based on target performance and the number of days that Mr. Fickenscher was employed by the Company in the year of his termination;
•

reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 12 months or until the date he obtains coverage from a new employer; and

•

all outstanding equity grants held by Mr. Fickenscher immediately prior to his termination date which vest over time based upon Mr. Fickenscher’s continued service will accelerate, become fully vested and/or exercisable, as the case may be, as of Mr. Fickenscher’s termination date. Mr. Fickenscher will have up to six months following the termination date to exercise the vested options.

In the event Mr. Fickenscher’s employment is terminated by the Company without cause or by Mr. Fickenscher for good reason before or after the Change of Control Protection Period, Mr. Fickenscher is entitled to severance equal to:

•	Six months of his then-current base salary, paid in installments over the six-month period following termination of employment;
•

reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of six months or until the date he obtains coverage from a new employer; and

•

with respect to all outstanding equity grants held by Mr. Fickenscher immediately prior to his termination date which vest over time based upon Mr. Fickenscher’s continued service, the portion that would have become vested during the six-month period following Mr. Fickenscher’s termination date had he remained employed during such six-month period will accelerate, become fully vested and/or exercisable, as the case may be, as of Mr. Fickenscher’s termination date. Mr. Fickenscher will have up to six months following the termination date to exercise the vested options.

In the event that Mr. Fickenscher’s employment is terminated by the Company without cause or by Mr. Fickenscher for good reason and Mr. Fickenscher does not execute or revokes a release and waiver of claims in favor of the Company and its affiliates, Mr. Fickenscher will not be entitled to the severance benefits set forth above.

If Mr. Fickenscher’s employment is terminated for any reason, including by the Company for cause, on account of Mr. Fickenscher’s death or disability, or if Mr. Fickenscher terminates his employment for any reason other than good reason, then the Company will pay Mr. Fickenscher all amounts earned, accrued and owing but not yet paid as of the date of his termination, including base salary, bonus, accrued and unused vacation and expenses incurred, and any benefits accrued and due under any applicable benefit plans and programs of the Company.

The employment agreement also provides that if the payments and benefits otherwise payable to Mr. Fickenscher under the employment agreement would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Fickenscher with a greater net after-tax benefit than would no reduction.

The employment agreement provides that at all times during Mr. Fickenscher’s employment and thereafter, Mr. Fickenscher will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company, including information received by him prior to the effective date of the employment agreement. In addition, during the term of Mr. Fickenscher’s employment with the Company, and for the six-month period after Mr. Fickenscher’s termination of employment (or the 12-month period if Mr. Fickenscher’s employment is terminated by the Company without cause or by Mr. Fickenscher for good reason during the Change of Control Protection Period), Mr. Fickenscher cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company; or (iii) recruit in any way the employees of the Company.

The following table sets forth information regarding potential payments upon termination of employment outside and during the Change of Control Protection Period estimated as of December 31, 2014, assuming the termination and change of control occurred on December 31, 2014, under the terms of Mr. Fickenscher’s employment agreement:

	Salary ($)(1)	Pro-rated Bonus ($)	Accelerated Equity ($)	All Other Compensation ($)(5)	Impact of 280G (6)	Total ($)
Termination without cause	175,000	—	7,000(3)	9,950	—	191,950
Termination for good reason	175,000	—	7,000(3)	9,950	—	191,950
Non-renewal of agreement	175,000	—	7,000(3)	9,950	—	191,950
Change of control(7)	350,000	17,260(2)	42,000(4)	19,900	—	429,160

(1)	Payable in regular payroll installments.
(2)

Represents the pro-rated annual bonus payment for 2014, based on target performance and the number of days that Mr. Fickenscher was employed by the Company in 2014. The pro-rated bonus will be paid in a lump sum.

(3)	Includes the value of unvested options granted that would vest during the six-month period following December 31, 2014.
(4)	Includes the value of the unvested options granted to Mr. Fickenscher, which will accelerate upon a change of control.
(5)

All Other Compensation consists of the continuation of health and dental insurance benefits for either six months, or, if the termination occurs during the Change of Control Protection Period, 12 months.

(6)

Mr. Fickenscher’s employment agreement also provides that if the payments and benefits otherwise payable to Mr. Fickenscher under the employment agreement or otherwise would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Fickenscher with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2014, Mr. Fickenscher would not be subject to an excise tax under section 4999 of the Internal Revenue Code if all amounts were paid, so no reduction to his payments would apply.

(7)	These amounts assume that Mr. Fickenscher’s employment was terminated without cause or for good reason on the date of a change of control.

Jennifer Evans Stacey

Effective May 19, 2014, the Company entered into an employment agreement with Ms. Stacey. The employment agreement is for one year and automatically renews for consecutive one-year periods unless one of the parties delivers 90 days prior written notice of non-renewal. Pursuant to the employment agreement, Ms. Stacey is eligible to receive a base salary and an annual performance-based bonus, as well as the stock option award granted to her on May 19, 2014, all as described above in this Compensation Discussion and Analysis.

Ms. Stacey is also eligible to participate in any other equity compensation plans established by the Company for members of management.

Under the employment agreement, Ms. Stacey is entitled to severance in the event of a termination by the Company without cause or by Ms. Stacey for good reason. In the event of such termination of employment within the Change of Control Protection Period, Ms. Stacey is entitled to severance equal to:

•	12 months of her then-current base salary, paid in installments over the 12-month period following termination of employment;
•	a pro-rated annual bonus payment for the year of termination based on target performance and the number of days that Ms. Stacey was employed by the Company in the year of her termination;
•

reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if she were an employee, for the shorter of 12 months or until the date she obtains coverage from a new employer; and

•

all outstanding equity grants held by Ms. Stacey immediately prior to her termination date which vest over time based upon Ms. Stacey’s continued service will accelerate, become fully vested and/or exercisable, as the case may be, as of Ms. Stacey’s termination date.

In the event Ms. Stacey’s employment is terminated by the Company without cause or by Ms. Stacey for good reason before or after the Change of Control Protection Period, Ms. Stacey is entitled to severance equal to:

•	Six months of her then-current base salary, paid in installments over the six-month period following termination of employment;
•

reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if she were an employee, for the shorter of six months or until the date she obtains coverage from a new employer; and

•

with respect to all outstanding equity grants held by Ms. Stacey immediately prior to her termination date which vest over time based upon Ms. Stacey’s continued service, the portion that would have become vested during the six-month period following Ms. Stacey’s termination date had she remained employed during such six-month period will accelerate, become fully vested and/or exercisable, as the case may be, as of Ms. Stacey’s termination date.

In the event that Ms. Stacey’s employment is terminated by the Company without cause or by Ms. Stacey for good reason and Ms. Stacey does not execute or revokes a release and waiver of claims in favor of the Company and its affiliates, Ms. Stacey will not be entitled to the severance benefits set forth above.

If Ms. Stacey’s employment is terminated for any reason, including by the Company for cause, on account of Ms. Stacey’s death or disability, or if Ms. Stacey terminates her employment for any reason other than good reason, then the Company will pay Ms. Stacey all amounts earned, accrued and owing but not yet paid as of the date of her termination, including base salary, bonus, accrued and unused vacation and expenses incurred, and any benefits accrued and due under any applicable benefit plans and programs of the Company.

The employment agreement also provides that if the payments and benefits otherwise payable to Ms. Stacey under the employment agreement would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Ms. Stacey with a greater net after-tax benefit than would no reduction.

The employment agreement provides that at all times during Ms. Stacey’s employment and thereafter, Ms. Stacey will maintain the confidentiality of all confidential information obtained by her as a result of her employment with the Company, including information received by her prior to the effective date of the employment agreement. In addition, during the term of Ms. Stacey’s employment with the Company, and for the six-month period after Ms. Stacey’s termination of employment (or the 12-month period if Ms. Stacey’s employment is terminated by the Company without cause or by Ms. Stacey for good reason during the Change of Control Protection Period), Ms. Stacey cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company; or (iii) recruit in any way the employees of the Company.

The following table sets forth information regarding potential payments upon termination of employment outside and during the Change of Control Protection Period estimated as of December 31, 2014, assuming the termination and change of control occurred on December 31, 2014, under the terms of Ms. Stacey’s employment agreement:

	Salary ($)(1)	Pro-rated Bonus ($)	Accelerated Equity ($)	All Other Compensation ($)(5)	Impact of 280G (6)	Total ($)
Termination without cause	165,000	—	20,793(3)	—	—	185,793
Termination for good reason	165,000	—	20,793(3)	—	—	185,793
Non-renewal of agreement	165,000	—	20,793(3)	—	—	185,793
Change of control(7)	330,000	82,093(2)	187,137(4)	—	—	599,230

(1)	Payable in regular payroll installments.
(2)

Represents the pro-rated annual bonus payment for 2014, based on target performance and the number of days that Ms. Stacey was employed by the Company in 2014. The pro-rated bonus will be paid in a lump sum.

(3)	Includes the value of unvested options and time-based restricted stock granted that would vest during the six-month period following December 31, 2014.
(4)

Includes the value of the unvested options, time-based restricted stock and performance-based restricted stock units granted to Ms. Stacey, which will accelerate upon a change of control. The performance-based restricted stock unit grant will vest at target on a change of control.

(5)

Although Ms. Stacey is entitled to reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if she were an employee, for a period of time following termination without cause, for good reason, on account of a nonrenewal of her employment agreement, whether before or after a change in control, Ms. Stacey did not participate in the Company’s health and dental plans as of December 31, 2014 and therefore she would not be eligible for COBRA benefits following her termination of employment.

(6)

Ms. Stacey’s employment agreement also provides that if the payments and benefits otherwise payable to Ms. Stacey under the employment agreement or otherwise would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Ms. Stacey with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2014, Ms. Stacey would not be subject to an excise tax under section 4999 of the Internal Revenue Code if all amounts were paid, so no reduction to her payments would apply.

(7)	These amounts assume that Ms. Stacey’s employment was terminated without cause or for good reason on the date of a change of control.

Termination for “good reason” generally means a termination initiated by the named executive officer in response to one or more of the following events: (i) a material decrease in the base salary of the named executive officer, (ii) a decrease in the target annual bonus below a specified percentage, (iii) a change in the designation of title, unless such change is to a higher title and level of responsibility, that results in a material diminution of the named executive officer’s authority, duties and responsibilities, (iv) a relocation of the principal business location to a location that is 60 miles or more from Center City, Philadelphia, (v) the Company’s failure to materially comply with the terms of the employment agreement, (vi) the failure of the Company to require a successor to assume the obligations of the Company to the named executive officer under the named executive officer’s employment agreement or any other agreement between the named executive officer and the Company, or (vii) the Company’s delivery to the named executive officer of a notice of its intent not to renew the term of the employment agreement, provided that the named executive officer is willing and able to execute a new contract providing terms and conditions substantially similar to the those in the agreement and to continue providing services to the Company. In order for a termination to be on account of good reason, the named executive officer must notify the Company of the officer’s intention to terminate for good reason, the Company has an opportunity to cure the action or omission that constitutes the ground for good reason and the named executive officer must terminate employment for good reason shortly after the end of the Company’s cure period.

Generally, a change of control under the employment agreements means: (1) the acquisition by any person or entity of 50 percent or more of the Company’s then outstanding voting stock or voting securities; (2) a merger or consolidation as a result of which our stockholders do not own at least 50 percent of the value of our outstanding equity or combined voting power of our voting securities; or (3) a sale of all or substantially all of our assets occurs.

A named executive officer’s employment may be terminated for “cause,” which generally includes the following: (A) dishonesty, fraud or misrepresentation in connection with employment, (B) theft, misappropriation or embezzlement of the

Company’s funds or resources, (C) conviction of or a plea of guilty or nolo contendere in connection with any felony, crime involving fraud or misrepresentation, or any other crime, or (D) a breach by the officer of any material term of the employment agreement. In the event of termination for cause, the employment agreements generally require termination of all compensation as of the termination date, except as to amounts already earned.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2008 Equity Compensation Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the 2008 Equity Compensation Plan may be structured to meet the qualified performance-based compensation exception under section 162(m) of the Internal Revenue Code if the Compensation Committee determines to condition such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Internal Revenue Code. While deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Mr. Gueth (Chair)
Dr. Jacob
Mr. Samson
Members of the Compensation Committee

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation for 2014, 2013 and 2012 of our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Eamonn P. Hobbs (5)	2014	$292,923	$798,300	(6)	$862,000		$-	$40,524	$1,993,747
Chief Executive Officer

Robert F. Apple	2014	$391,084	$290,290	(7)	$100,017		$-	$10,064	$791,455
Chief Operating Officer	2013	360,000	316,666	(8)	133,292		200,000	10,064	1,020,022
	2012	337,500	106,666	(9)	213,333		230,000	9,814	897,313

James E. Fickenscher (10)	2014	$43,750	$-		$183,795		$-	$-	$227,545
Chief Financial Officer

Jennifer Evans Stacey, Esq. (11)	2014	$205,192	$217,719	(12)	$177,650		$-	$6,840	$607,401
Senior Vice President, General Counsel, Human Resources and Secretary

Paul K. Wotton, Ph.D. (13)	2014	$332,468	$798,302	(14)	$275,047	(15)	$-	$7,001	$1,412,818
Former Chief Executive	2013	540,705	783,336	(16)	366,551	(15)	308,000	10,064	2,008,656
Officer	2012	477,000	259,233	(17)	466,666	(15)	430,000	9,814	1,642,713

(1)

This column shows the aggregate grant date fair value, computed in accordance with Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”) for all restricted stock and performance-based restricted stock awards granted under our 2008 Equity Compensation Plan in Fiscal 2014, 2013 and 2012. The grant date fair values of the performance-based restricted stock awards were determined based on the probable (i.e., the target) number of shares that could be awarded to each named executive officer. The assumptions used in determining the amounts in this column are set forth in note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The following table shows the aggregate grant date fair value of the performance-based restricted stock awards granted in 2014 assuming that the highest level of performance is achieved:

		Grant Date
	Number of Shares	Fair Value
	Assuming	Assuming
	Maximum	Maximum
Name	Performance (#)	Performance ($)
Eamonn P. Hobbs	274,086	784,950
Robert F. Apple	97,089	285,442
James E. Fickenscher	-	-
Jennifer Evans Stacey, Esq.	72,816	214,079
Paul K. Wotton, Ph.D.	266,991	784,950

(2)

The amounts shown for option awards relate to option awards granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the awards. The assumptions used in determining the amounts in this column are set forth in note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. For information regarding the number of shares subject to 2014 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on page 39.

(3)

The amounts shown for Mr. Apple and Dr. Wotton for 2012 and 2013 represent performance based incentive compensation paid in cash. No amount is shown for the named executive officers for 2014 because the Compensation Committee determined that the annual incentive compensation payment for 2014 achievements for the named executive officers would be paid in the form of stock options in lieu of cash, based on 80% achievement of the applicable performance goals. The stock option grants are described above in the Compensation Discussion and Analysis and will be reflected in the Option Awards column for 2015 in next year’s proxy statement.

(4)

The amounts in this column include Company matching contributions under the Company’s 401(k) Plan, term life and disability insurance premiums. Also included in the amounts in this column is the amount of moving expenses provided to Mr. Hobbs. The amounts for 2014 are shown in the following table:

	401(k) Plan	Life	Disability
	Company	Insurance	Insurance	Moving
Name	Match ($)	Premiums ($)	Premiums ($)	Expenses ($)
Eamonn P. Hobbs	11,500	237	310	28,477
Robert F. Apple	8,750	570	744	-
James E. Fickenscher	-	-	-	-
Jennifer Evans Stacey, Esq.	6,183	285	372	-
Paul K. Wotton, Ph.D.	6,235	332	434	-

(5)	Mr. Hobbs was appointed as our President and Chief Executive Officer effective June 23, 2014.
(6)	Represents the aggregate grant date fair value of $523,300 for performance-based restricted stock awards and $275,000 for restricted stock awards.
(7)	Represents the aggregate grant date fair value of $190,291 for performance-based restricted stock awards and $99,999 for restricted stock awards.
(8)	Represents the aggregate grant date fair value of $133,333 for performance-based restricted stock awards and $183,333 for restricted stock awards.
(9)	Represents the aggregate grant date fair value of $106,666 for performance-based restricted stock awards. No restricted stock awards were granted in 2012.
(10)	Mr. Fickenscher joined our company as our Senior Vice President and Chief Financial Officer on November 17, 2014.
(11)	Ms. Stacey joined our company as our Senior Vice President, General Counsel, Human Resources & Secretary on May 19, 2014.
(12)	Represents the aggregate grant date fair value of $142,719 for performance-based restricted stock awards and $75,000 for restricted stock awards.
(13)	Dr. Wotton terminated his employment with the Company effective June 23, 2014.
(14)

Represents the aggregate grant date fair value of $523,301 for performance-based restricted stock awards and $275,001 for restricted stock awards. All of the performance-based restricted stock and restricted stock awards granted to Dr. Wotton in 2014 were forfeited upon his separation from the Company, as these awards had not vested.

(15)

The following options awarded to Dr. Wotton were forfeited upon his separation from the Company, as these options had not vested: 154,825 options awarded to Dr. Wotton in 2014, with a grant date fair value of $275,047 were forfeited; 109,127 options awarded to Dr. Wotton in 2013, with a grant date fair value of $244,368 were forfeited; and 95,955 options awarded to Dr. Wotton in 2012, with a grant date fair value of $175,557 were forfeited.

(16)	Represents the aggregate grant date fair value of $366,668 for performance-based restricted stock awards and $416,668 for restricted stock awards.
(17)	Represents the aggregate grant date fair value of $233,333 for performance-based restricted stock awards and $25,900 for restricted stock awards.

GRANTS OF PLAN-BASED AWARDS – 2014

The following table provides details regarding plan-based awards granted to our named executive officers in 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities		Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	Target ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	of Stock or Units (#) (3)	Underlying Options (#) (4)		Option Awards ($/Sh)	Option Awards ($)(5)
Eamonn P. Hobbs	06/23/14	-	-	-	-	-	340,502	(6)	3.01	587,025
	06/23/14	-	-	-	-	-	159,498		3.01	274,975
	06/23/14	-	-	-	-	91,362	-		-	275,000
	06/23/14	-	91,362	182,724	274,086	-	-		-	523,300
	-	162,016	-	-	-	-	-		-	-

Robert F. Apple	05/29/14	-	-	-	-	-	56,300		3.09	100,017
	05/29/14	-	-	-	-	32,362	-		-	99,999
	05/29/14	-	32,362	64,725	97,089	-	-		-	190,291
	-	167,200	-	-	-	-	-		-	-

James E. Fickenscher	11/20/14	-	-	-	-	-	150,000	(6)	2.29	183,795
	-	17,260	-	-	-	-	-		-	-

Jennifer Evans Stacey, Esq.	05/29/14	-	-	-	-	-	100,000	(6)	3.09	177,650
	05/29/14	-	-	-	-	24,272	-		-	75,000
	05/29/14		24,272	48,544	72,816	-	-		-	142,719
	-	82,093	-	-	-	-	-		-	-

Paul K. Wotton, Ph.D.	05/29/14	-	-	-	-	-	154,825		3.09	275,047
	05/29/14	-	-	-	-	88,997	-		-	275,001
	05/29/14	-	88,997	177,994	266,991	-	-		-	523,301

(1)

The amounts reflected are the 2014 annual incentive awards for each named executive officer assuming target level performance, pro-rated based on the number of days the named executive officer was employed with the Company in 2014. As discussed in the Compensation Discussion and Analysis and note 3 to the Summary Compensation Table, the Compensation Committee determined that the annual incentive compensation payment for 2014 achievements for the named executive officers would be paid in the form of stock options in lieu of cash, based on 80% achievement of the applicable performance goals. The stock option grants are described above in the Compensation Discussion and Analysis and will be reflected in the All Other Option Awards column for 2015 in next year’s proxy statement.

(2)

Represent performance stock unit awards made to the executive officers which will be earned and vested and converted into actual shares of the Company’s common stock based on the Company’s attainment of certain performance goals measured over the three or four-year period beginning January 1, 2014 and ending December 31, 2016 or December 31, 2017, respectively, and the executive officer’s continued employment with the Company through that period. The actual number of shares of the Company’s common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of Company performance as measured in terms of the following three performance goals: 3-year net revenue targets, timing targets for the launch of QST, and TSR targets relative to the NBI (NASDAQ Biotechnology Index) TSR. All of the performance criteria are equally weighted. Each performance criterion has levels of achievement designated as threshold, target and maximum with 50% of the performance stock units earned if the threshold level is achieved; 100% of the of the performance stock units earned if the target level is achieved and 150% of the performance stock units earned if the maximum level is achieved. The actual number of performance stock units earned and vested will be based on the actual performance level achieved. In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for an applicable performance measure, then no performance stock units will be earned and vested for that performance measure. Threshold level performance may be achieved for one performance measure and not another based on the Company’s actual performance during the three or four year performance period. Dr. Wotton’s award of 177,994 shares was forfeited upon his separation from the Company, as none of the shares had vested.

(3)

The stock awards were granted under our 2008 Equity Compensation Plan. The stock awards vest over three years, becoming exercisable as to 33.33% of the underlying shares annually following the date of grant. Dr. Wotton’s award of 88,997 shares was forfeited upon his separation from the Company, as none of the shares had vested.

(4)

The option awards were granted under our 2008 Equity Compensation Plan. Option awards generally vest over three years, becoming exercisable as to 8.33% of the underlying shares quarterly following the date of grant. Option awards generally become fully exercisable in the event of the grantee’s death, normal retirement or termination of employment in connection with a change of control. Dr. Wotton’s award of 154,825 options were forfeited upon his separation from the Company, as these options had not vested.

(5)	The grant date fair value is computed in accordance with Financial Accounting Standard Board Accounting Standard Codification Topic 718.
(6)	Represents sign-on options granted in connection with the named executive officer’s commencement of employment in 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2014

The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2014.

		Option Awards				Stock Awards
Name	Grant Date *	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Eamonn P. Hobbs	8/12/09	20,000		0.9500	8/11/19
	11/12/09	10,000		1.1000	11/11/19
	5/27/10	40,000		1.6000	5/26/20
	5/16/11	40,000		1.6600	5/16/21
	9/9/11	20,000		2.2400	9/8/21
	6/23/14	83,333	416,667	3.0100	6/22/24	91,362	234,800	182,724	469,600

Robert F. Apple	2/10/06	400,000		1.4300	2/9/16
	1/16/07	60,000		1.2300	1/15/17
	5/9/07	40,000		1.6500	5/9/17
	5/14/08	82,500		0.8500	5/13/18
	11/12/08	43,000		0.4700	11/11/18
	11/12/09	100,000		1.1000	11/11/19
	11/11/10	100,000		1.5200	11/10/20
	5/17/11	97,000		1.6600	5/16/21
	5/17/12	91,667	18,333	2.9400	5/16/22
	7/6/12	16,244	5,414	4.2600	7/5/22	-	-	25,039	64,350
	5/22/13	29,761	29,763	3.9600	5/21/23	22,447	57,689	33,670	86,532
	5/29/14	9,384	46,916	3.0900	5/28/24	32,362	83,170	64,725	166,343

James E. Fickenscher	11/20/14	-	150,000	2.2900	11/19/24	-	-	-	-

Jennifer Evans Stacey, Esq.	5/29/14	16,667	83,333	3.0900	5/28/24	24,272	62,379	48,544	124,758

Paul K. Wotton, Ph.D. (3)		-		-		-	-	-	-

*	For better understanding of this table, we have included an additional column showing the grant date of the stock options and stock awards.
(1)	The option awards vest 33 1/3% annually in 8.33% installments each calendar quarter until the underlying shares are fully vested.
(2)	The dollar values are based on the closing price of our Common Stock on December 31, 2014 ($2.57).
(3)	As a result of Dr. Wotton’s separation from the Company effective June 23, 2014, Dr. Wotton’s outstanding equity awards were forfeited, as none of these awards had vested.

OPTION EXERCISES AND STOCK VESTED – 2014

The following table provides information regarding option exercises and stock award vesting for our named executive officers in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1) (2)	Value Realized on Vesting
Robert F. Apple	10,000	$45,300	47,459	$ 194,582
Paul K. Wotton, Ph.D.	1,016,400	1,079,481	75,173	292,966

(1)

Represents fully vested shares of stock granted as special performance based awards. Dr. Wotton and Mr. Apple used a portion of the shares acquired on vesting to pay the withholding taxes on the value of the shares that vested, reducing the number of shares actually received. Dr. Wotton received 51,167 shares and Mr. Apple received 32,697 shares.

(2)	Includes shares received in February 2014 as part of 2013 bonus.

PENSION BENEFITS - 2014

The Company does not provide pension benefits.

NONQUALIFIED DEFERRED COMPENSATION - 2014

The Company does not have nonqualified deferred compensation plans in which our named executive officers participate.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information for our equity compensation plans as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	7,245,485	$2.25	4,271,199

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 31, 2015, the name, address (where required) and beneficial ownership of each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of our common stock:

Name	Shares Beneficially Owned	Percentage of Outstanding Shares
Deerfield Entities	8,104,318(1)	6.15%
780 Third Avenue, 37th Floor, New York, NY 10017
BlackRock, Inc.	7,632,736(2)	5.80%
40 East 52nd Street, New York, NY 10022

(1)

This information is based solely on a review of a Schedule 13G/A filed with the SEC on February 17, 2015 by Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Partners, L.P., Deerfield International Master Fund, L.P. and James E. Flynn, (i) which beneficially owned 8,104,318, 8,104,318, 3,598,317, 4,506,001, and 8,104,318 shares, respectively, (ii) each had sole voting power over 0 share, (iii) which had shared voting power over 8,104,318, 8,104,318, 3,598,317, 4,506,001, and 8,104,318 shares, respectively, (iv) each had sole dispositive power over 0 share, and (v) which had shared dispositive power over 8,104,318, 8,104,318, 3,598,317, 4,506,001, and 8,104,318 shares, respectively.

(2)

This information is based solely on a review of a Schedule 13G/A filed with the SEC on February 2, 2015 by BlackRock, Inc., which beneficially owned 7,632,736 shares, and had sole voting power and share voting power over 7,405,268 and 0 shares, respectively, and sole dispositive power and shared dispositive power over 7,632,736 and 0 shares, respectively.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning beneficial ownership of common stock as of March 31, 2015, with respect to each of our directors, our nominees for directors, each of our named executive officers, and all of our directors and executive officers as a group. The addresses of those listed below are the same as that of the Company unless otherwise provided.

Name	Shares Beneficially Owned (1)	Right to Acquire (1) (2)	Total	Percentage of Outstanding Shares
Thomas J. Garrity	130,213	261,930	392,143	*
Jacques Gonella, Ph.D. (3)	11,906,413	291,930	12,198,343	9.24%
Anton G. Gueth	252,776	268,881	521,657	*
Leonard Jacob, M.D., Ph.D.	168,885	748,707	917,592	*
Robert P. Roche, Jr.	28,172	73,595	101,767	*
Marvin Samson	52,778	75,264	128,042	*
Eamonn P. Hobbs	108,360	255,001	363,361	*
Robert F. Apple	288,987	1,110,803	1,399,790	1.05%
James E. Fickenscher	40,000	25,000	65,000	*
Jennifer Evans Stacey	8,091	33,332	41,423	*
Paul K. Wotton, Ph.D. (4)	900,022	-	900,022	*
All directors, director nominees and executive officers as a group (10 persons)(5)	12,984,675	3,144,443	16,129,118	11.95%

*	Less than 1%.
(1)

Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. In addition, shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 31, 2015, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2)	Shares of our Common Stock issuable upon the exercise of outstanding stock options.
(3)

Dr. Gonella owns controlling interest in Permatec Holding AG, which owns 2,900,000 shares of common stock. Therefore, he exercises voting and investment control for the entity and beneficially owns these shares of stock.

(4)	Dr. Wotton terminated his employment with the Company effective June 23, 2014.
(5)	This excludes Dr. Wotton because he terminated employment with the Company effective June 23, 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. In 2014, the Audit Committee consisted of Messrs. Garrity (Chair), Gueth, Hobbs, who left the Audit Committee in June 2014, and Roche, who joined the Audit Committee in May 2014. Management has the primary responsibility for the consolidated financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited consolidated financial statements to U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for 2014. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, “Communications with Audit Committees.” In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from us and our management. The Audit Committee determined that the tax services provided to our Company by our independent registered public accounting firm are compatible with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Mr. Garrity (Chair)
Mr. Gueth
Mr. Roche
Members of the Audit Committee

OTHER MATTERS

Solicitation

We will bear the cost of preparing, assembling and mailing the proxy card, proxy statement and/or Notice of Internet Availability of Proxy Materials to our stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by Internet or mail, but our officers and directors may solicit proxies personally by telephone or special letter, but such persons will not receive compensation from us for doing so.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) reports they file.

Specific due dates for such reports have been established by the SEC and we are required to disclose in this proxy statement any failure to file reports by such dates. Based solely on a review of the copies of such reports received by us or by written representations from certain reporting persons, we believe that during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to officers, directors and ten percent stockholders were met with the exception of one Form 4 for Dr. Gonella that was inadvertently filed late to report an option exercise and one Form 4 for Mr. Apple that was inadvertently filed late to report shares withheld for taxes in connection with a vesting of restricted stock units.

Advance Notice Provisions

Under our Bylaws, no business may be brought before an Annual Meeting of Stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of the Board of Directors or by a stockholder of record entitled to vote who has delivered written notice to our Corporate Secretary at the address set forth on the first page of this proxy statement, and such notice is received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and such notice has complied with the information requirements in our Bylaws. In addition, any stockholder who wishes to submit a nomination to the Board of Directors must deliver written notice of the nomination within this time period and comply with the information requirements in our Bylaws relating to stockholder nominations. See “Corporate Governance – Director Nominations” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement as described below. For the 2016 Annual Meeting of Stockholders, such notice must be received no earlier than January 29, 2016 and no later than February 28, 2016.

Stockholder Proposals

Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2016 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion in our proxy statement for our 2016 Annual Meeting of Stockholders, stockholder proposals must be prepared in accordance with the SEC’s proxy rules and received by our Corporate Secretary no later than December 17, 2015.

Householding of Annual Meeting Materials

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to our Corporate Secretary at the address set forth on the first page of this proxy statement, or via telephone to our Corporate Secretary at 609-359-3020, we will promptly provide separate copies of the Annual Report on Form 10-K and/or this proxy statement. Stockholders sharing an address who are receiving multiple copies of this proxy statement and/or Annual Report on Form 10-K and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other

The Board of Directors does not intend to present at the Annual Meeting any matter not referred to above and does not presently know of any matters that may be presented to the stockholders meeting by others. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

ANTARES PHARMA, INC. ATTN: JENNIFER EVANS STACEY 100 PRINCETON SOUTH, SUITE 300 EWING, NJ 08628

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
M90980-Z65503

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ANTARES PHARMA, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the election of the director nominees listed below to Class II of the Board of Directors:			☐	☐	☐
1.	Election of Directors
Nominees:
01) Anton G. Gueth
02) Eamonn P. Hobbs
03) Robert P. Roche, Jr.
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain

2.	To hold an advisory vote to approve our named executive officer compensation as disclosed in our proxy statement.						☐	☐	☐

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

M90981-Z65503

ANTARES PHARMA, INC. Annual Meeting of Stockholders May 28, 2015 10:00 AM, Eastern Time This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Eamonn P. Hobbs and James E. Fickenscher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANTARES PHARMA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on May 28, 2015, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side